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Exhibit II(o)

REDEMPTION OFFER DOCUMENT	October 23, 2003

Redemption Offer by

GENERAL ELECTRIC FINLAND OY

General Electric Company

for all shares and options of

INSTRUMENTARIUM CORPORATION

        General Electric Finland Oy, incorporated under the laws of Finland (the "Offeror"), a wholly owned subsidiary of General Electric Company ("GE") hereby offers to redeem, in accordance with Chapter 6, Section 6 of the Finnish Securities Market Act and Section 11 of the Articles of Association of Instrumentarium Corporation (the "Company" or "Instrumentarium"), all of the issued and outstanding shares of Instrumentarium (the "Shares") that are not already owned by the Offeror (the "Redemption Offer"). This Redemption Offer is also made in respect of option rights approved for issuance at the General Meeting of Shareholders of the Company on June 17, 1998 that have been granted to holders and that entitle holders to subscribe for shares of the Company (the "1998 Options") and option rights approved for issuance at the General Meeting of Shareholders of the Company on March 26, 2001 that have been granted to holders and that entitle holders to subscribe for shares of the Company (the "2001 Options" and, together with 1998 Options, the "Options") and that are not already owned by the Offeror.

        Instrumentarium is a public limited company incorporated under the laws of Finland with its shares listed on the Main List of the Helsinki Securities and Derivatives Exchange, Clearing House Ltd. (the "Helsinki Exchanges").

        Following the completion of the Offeror's public tender offer for the Shares and Options, which expired on September 30, 2003 (the "Tender Offer"), the Offeror's holding in Instrumentarium represented approximately 95.24 percent of the share capital and approximately 95.68 percent of the voting rights, thus triggering the redemption obligation pursuant to Chapter 6, Section 6 of the Finnish Securities Market Act and Section 11 of the Articles of Association of Instrumentarium. As a result of the purchases of Shares effected in public trading through the Helsinki Exchanges since October 9, 2003, the Offeror's holding in Instrumentarium has as of October 21, 2003 increased to approximately 97.18 percent of the share capital and approximately 97.62 percent of the voting rights.

        The redemption price offered for each Share validly tendered for redemption is EUR 36.00 in cash (the "Share Redemption Price"). The price offered for each Option validly tendered for redemption is EUR 52.29 in cash for each A option right in respect of the 1998 Options (the "1998A Options"), EUR 56.65 in cash for each B option right in respect of the 1998 Options (the "1998B Options"), EUR 60.36 in cash for each C option right in respect of the 1998 Options (the "1998C Options"), EUR 45.46 in cash for each A option right in respect of the 2001 Options (the "2001A Options"), and EUR 36.92 in cash for each B option right in respect of the 2001 Options (the "2001B Options") (collectively, the "Option Redemption Price").

        The acceptance period for the Redemption Offer (the "Redemption Offer Period") will commence on October 27, 2003 at 10 a.m. (Finnish time) and expire on November 27, 2003 at 4 p.m. (Finnish time).

        The information on this front page should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this Redemption Offer Document, in particular the section "Terms and Conditions of the Redemption Offer".

        THE REDEMPTION OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THIS REDEMPTION OFFER DOCUMENT AND RELATED ACCEPTANCE FORMS MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. THIS REDEMPTION OFFER DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO JAPAN.

Arranger of the Redemption Offer

Nordea Securities

IMPORTANT INFORMATION

        This Redemption Offer Document has been prepared in accordance with Finnish law, including the Finnish Securities Market Act (495/1989, as amended) (the "SMA") and the rules and regulations of the Finnish Financial Supervision Authority (the "FSA"). The Redemption Offer Document and the Redemption Offer shall be governed by Finnish law and any disputes related hereto shall be settled by Finnish courts. Disputes concerning the redemption obligation under the Articles of Association of the Company, the right to claim such redemption and the redemption price payable under the Articles of Association of the Company shall, according to the Articles of Association of the Company, however, be settled by arbitration.

        The Redemption Offer Document is available in Finnish and English. In the event of any discrepancy between the two language versions of the Redemption Offer Document, the Finnish language version shall prevail.

        The FSA has approved the Finnish language version of the Redemption Offer Document but is not responsible for the accuracy of the information presented therein. The decision number of such approval is 8/273/2003.

        The Redemption Offer Document will be available from October 27, 2003 onwards at the asset management branches of Nordea Bank Finland Plc ("Nordea Bank"), at the offices of Nordea Securities Corporate Finance Oy ("Nordea Securities"), Pohjoisesplanadi 33 A, Helsinki, Finland, at HEX Gate, Fabianinkatu 14, Helsinki, Finland or via the Internet site www.nordeasecurities.com. A copy of this English language version of the Redemption Offer Document has been furnished to the U.S. Securities and Exchange Commission (the "SEC") under cover of Form CB and may be inspected or copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, USA, or accessed via the SEC's Internet site (www.sec.gov).

        The Redemption Offer is not being made directly or indirectly in any jurisdiction where prohibited by applicable law and this Redemption Offer Document and related acceptance forms may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law by any means whatsoever including, without limitation, mail, facsimile transmission, e-mail or telephone. The Redemption Offer Document must under no circumstances be distributed into Japan.

        All financial and other information presented in the Redemption Offer Document concerning the Company has been extracted from, and has been provided exclusively based upon the financial statements published by the Company for the financial year ended December 31, 2002, the interim report published by the Company for the nine-month period that ended on September 30, 2003, the stock exchange bulletins published by the Company, entries in the Finnish Trade Register, the shareholders' register of the Company dated October 21, 2003 and other information publicly available. Consequently, the Offeror does not accept responsibility for such information except for the correct restatement of such information herein.

        Other than to the extent required by mandatory law, this Redemption Offer Document will not be supplemented or updated with any financial information or other stock exchange bulletins announced by the Company after the date of the Redemption Offer Document, nor will the Offeror otherwise separately provide notice of any announcement of such financial information or other stock exchange bulletins.

Certain Key Dates

        The following timetable sets forth certain key dates relating to the Redemption Offer:

•	October 23, 2003	Announcement of the Redemption Offer
•	October 27, 2003	Redemption Offer Period commences
•	November 4, 2003	Extraordinary Meeting of Shareholders of Instrumentarium
•	November 27, 2003	Redemption Offer Period expires

STATEMENT BY THE BOARDS OF DIRECTORS OF THE OFFEROR AND GE

        The Redemption Offer Document has been prepared by the Offeror pursuant to Chapter 6, Section 3 of the SMA for purposes of the Redemption Offer set out herein.

        To the best knowledge of the members of the Boards of Directors of the Offeror and GE, no information known to the members of the Boards of Directors of the Offeror and GE has been omitted in the Redemption Offer Document that materially affects the assessment of the advantageousness of the Redemption Offer set out herein.

        All information presented in the Redemption Offer Document concerning the Company has been extracted from, and has been provided exclusively based upon information publicly available. Consequently, neither the Offeror nor GE accept responsibility for such information, except for the correct restatement of such information herein.

In Helsinki, October 23, 2003		In Waukesha, Wisconsin, October 23, 2003
The Board of Directors of General Electric Finland Oy		The Board of Directors of General Electric Company
Pamela S. Krop Chairman		Jeffrey R. Immelt Chairman
Jeffrey Mazzoni	Scott Schenkel	James I. Cash, Jr.	Rochelle B. Lazarus
		Dennis D. Dammermann	Sam Nunn
		Ann M. Fudge	Roger S. Penske
		Claudio X. Gonzalez	Gary L. Rogers
		Andrea Jung	Andrew C. Sigler
		A.G. Lafley	Robert J. Swieringa
		Kenneth G. Langone	Douglas A. Warner III
		Ralph S. Larsen	Robert C. Wright

THE OFFEROR AND ITS ADVISORS

The Offeror:

General Electric Finland Oy
c/o Roschier Holmberg, Attorneys Ltd.
Keskuskatu 7 A
FIN-00100 Helsinki
Finland

Financial advisor to the Offeror in connection with the Redemption Offer:	Finnish financial advisor to the Offeror in connection with the Redemption Offer and arranger of the Redemption Offer:
Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 USA	Nordea Securities Corporate Finance Oy Pohjoisesplanadi 33 A FIN-00100 Helsinki Finland
Finnish legal advisor to the Offeror in connection with the Redemption Offer:	U.S. legal advisor to the Offeror in connection with the Redemption Offer:
Roschier Holmberg, Attorneys Ltd. Keskuskatu 7 A FIN-00100 Helsinki Finland	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 USA

TABLE OF CONTENTS

1.	BACKGROUND AND OBJECTIVES		6
	1.1	Background to the Redemption Offer	6
	1.2	Certain Consequences of the Redemption Offer and Certain Future Plans of the Offeror	7
2.	TERMS AND CONDITIONS OF THE REDEMPTION OFFER		8
	2.1	Object of the Redemption Offer	8
	2.2	Share Redemption Price and Option Redemption Price	9
	2.3	Redemption Offer Period	9
	2.4	Acceptance Procedure of the Redemption Offer	9
	2.5	Announcement of the Result of the Redemption Offer	11
	2.6	Terms of Payment and Settlement	11
	2.7	Transfer of Ownership	12
	2.8	Transfer Tax and Other Payments	12
	2.9	Other Issues	12
3.	TAXATION		13
	3.1	General	13
	3.2	Acceptance of the Redemption Offer	13
	3.3	Transfer Tax	14
	3.4	Taxation of Holders of Options Resident in Finland	14
	3.5	Net Wealth Taxation	15
	3.6	Gift and Inheritance Tax	15
4.	PRESENTATION OF THE OFFEROR AND GE		16
	4.1	The Offeror in Brief	16
	4.2	GE in Brief	16
5.	PRESENTATION OF INSTRUMENTARIUM		17
	5.1	General Overview	17
	5.2	Share Capital and Option Rights	17
	5.3	Shareholders' Agreements and Certain Other Agreements	17
	5.4	Board of Directors, President and CEO and Auditors	18
	5.5	Instrumentarium's Ownership in the Offeror and GE	18
	5.6	Financial Information	18
	5.7	Articles of Association	18
ANNEXES

1.     BACKGROUND AND OBJECTIVES

1.1   Background to the Redemption Offer

General Background

        GE is a global diversified industrial corporation incorporated under the laws of New York with common stock listed on the New York Stock Exchange.

        Instrumentarium is a public limited company incorporated under the laws of Finland with its shares listed on the Main List of the Helsinki Exchanges. The shares of the Company that were traded through American Depositary Shares (the "ADSs") were delisted from the Nasdaq SmallCap Market on October 14, 2003, following completion of the Tender Offer. Notice of termination of the ADS program maintained on behalf of the Company by JP Morgan Chase Bank has been delivered to ADS holders informing them that the ADS program will terminate as of November 20, 2003. The Company intends to seek the termination of the registration of the Shares under the United States Securities Exchange Act of 1934 as soon as the requirements for such deregistration are met.

        GE and the Company entered into a combination agreement on December 18, 2002 (the "Combination Agreement"). Upon the terms and subject to the conditions of the Combination Agreement, in order to effect the combination of GE and the Company (the "Combination"), the Offeror offered to acquire all of the Shares and Options pursuant to the terms and conditions of the Tender Offer. The Board of Directors of the Company recommended that the shareholders and option holders of the Company accept the Tender Offer.

        The Combination will create one of the leading global providers of anesthesia, critical care and diagnostic imaging systems. The Board of Directors of GE strongly believes that the Combination is beneficial to the shareholders, employees, customers and partners of the Company and that the Share Redemption Price reflects fairly the value of the Company.

        The Offeror intends to acquire all Shares and Options that are not already owned by the Offeror nor held by the Company or its subsidiaries (the "Subsidiaries" and, together with the Company, the "Instrumentarium Group"). Because the Offeror's portion of the shares exceeds one half (1/2) of the shares, pursuant to Section 11 of the Articles of Association of the Company the Offeror is required to redeem the remainder of the Shares together with any securities that pursuant to the Companies Act entitle the holder of such securities to Shares. In addition, because the Offeror's voting power in the Company also exceeds two-thirds (2/3) of the voting power in the Company, pursuant to Chapter 6, Section 6 of the SMA, the Offeror is required to make this Redemption Offer for the remainder of the Shares and Options. Further, because the Offeror's holding in the Company also exceeds nine-tenths (9/10) of the shares and voting power of the Company, the Offeror has initiated compulsory acquisition proceedings under Chapter 14, Sections 19-21 of the Companies Act in order to acquire title to all Shares.

Determination of the Share Redemption Price and the Option Redemption Price

        The Share Redemption Price and the Option Redemption Price correspond to the price paid by the Offeror for the Shares and Options in the Tender Offer. The price paid for the Shares in the Tender Offer was, following the approval of a combined regular and special dividend of EUR 4.70 per share at the Company's Annual General Meeting of Shareholders on March 25, 2003, and payment of such dividends, EUR 36.00 per share, in accordance with the terms and conditions of the Tender Offer. The price paid for the Options in the Tender Offer was EUR 52.29 for each 1998A Option, EUR 56.65 for each 1998B Option, EUR 60.36 for each 1998C Option, EUR 45.46 for each 2001A Option and EUR 36.92 for each 2001B Option. In accordance with the terms and conditions of the Tender Offer, the price paid for the Options in the Tender Offer was not adjusted for the payment of the combined regular and special dividend.

        The volume-weighted average trading price of the shares of the Company on the Main List of the Helsinki Exchanges during the 12-month period prior to the triggering of the redemption obligation under the SMA on September 30, 2003 was EUR 35.16. The volume-weighted average trading price of the shares of the Company on the Main List of the Helsinki Exchanges during said period of time, adjusted for the dividend of EUR 4.70 per share approved by the Company's Annual General Meeting of Shareholders on March 25, 2003, was EUR 32.80. The adjustment reflects the fact that the trading price of the shares of the Company until the date of the Company's Annual General Meeting of Shareholders approving the combined regular and special dividend has included the amount of such dividend.

        The volume-weighted average trading price of the shares of the Company on the Main List of the Helsinki Exchanges during the ten (10) trading days preceding the notification by the Offeror concerning the triggering of the redemption obligation under the Articles of Association of the Company on October 14, 2003 was EUR 35.99.

        The volume-weighted average trading prices of the 1998A Options and 1998B Options on the Helsinki Exchanges during the 12-month period prior to the triggering of the redemption obligation under the SMA on September 30, 2003 were EUR 40.61 for 1998A Options and EUR 43.40 for 1998B Options. The volume-weighted average trading price of the 1998C Options on the Helsinki Exchanges during the time period between June 2, 2003 (the date on which the 1998C Options became subject to public trading) and September 2003 was EUR 52.30.

        GE, its subsidiaries (including the Offeror) or other related parties referred to in Chapter 6, Section 6.2 of the SMA have not during the 12-month period prior to the triggering of the redemption obligation under the SMA or the Articles of Association of the Company acquired shares of the Company at a price higher than the Share Redemption Price or option rights issued by the Company at a higher price than the Option Redemption Price.

Financing of the Redemption Offer

        The Offeror will finance the Redemption Offer through intra-group equity and loan arrangements. The financing arrangements relating to the Redemption Offer are not expected to have any effect on the operations or obligations of the Company or any of its Subsidiaries.

1.2   Certain Consequences of the Redemption Offer and Certain Future Plans of the Offeror

Termination of Public Trading in Shares and Option Rights of the Company

        It is the Offeror's intention that, as promptly as practicable after the completion of the Redemption Offer, the Company will apply for the delisting of its Shares and 1998 Options from the Helsinki Exchanges. The Company intends to seek the termination of the registration of the Shares under the United States Securities Exchange Act of 1934 as soon as the requirements for such deregistration are met.

Effect on the Operations and Assets of the Instrumentarium Group

        The Redemption Offer will have no immediate effect on the operations or assets of the Instrumentarium Group. The businesses of GE and the Instrumentarium Group will be combined based upon an integration plan jointly developed by the management of GE and the Company. It is the Offeror's intention that Helsinki becomes the European headquarters for the GE Medical Systems Information Technologies business.

        In order to gain approval from the European Commission and U.S. Department of Justice for the Combination, GE has agreed to divest Instrumentarium's Spacelabs patient monitoring business and to enable the future owner of Spacelabs to distribute and market certain Instrumentarium anesthesia machines non-exclusively and Cardiocap/5 Gas Monitor exclusively in the European Economic Area, along with a non-exclusive global gas module supply agreement. Further, GE has agreed with the U.S. Department of Justice to divest the Ziehm surgical C-arm business of Instrumentarium. GE also committed to the EU Commission to maintain on a global basis GE's and Instrumentarium's current practice of open interfaces for the products covered by the commitments.

Future Position of the Management and Employees of the Instrumentarium Group

        The senior leadership team and the employees of the Instrumentarium Group will play vital roles in the new combined organization. GE's intent is also to offer the employees of the Instrumentarium Group career opportunities in GE's global organization.

2.     TERMS AND CONDITIONS OF THE REDEMPTION OFFER

        The following sets forth the terms and conditions of the Redemption Offer. Capitalized terms appearing in these terms and conditions of the Redemption Offer that are not defined in this section 2 have the meanings ascribed to such terms in the preceding sections of this Redemption Offer Document.

2.1   Object of the Redemption Offer

Shares

        Through the Redemption Offer, the Offeror offers to redeem all the Shares of the Company on the terms and subject to the conditions set forth below.

        The Company has undertaken to procure that neither it nor any of its Subsidiaries holding Shares shall tender any such Shares in the Redemption Offer for redemption.

        The Board of Directors of the Company has on October 14, 2003 resolved to terminate the ADS program of the Company. The program will terminate as of November 20, 2003. Upon termination of the program, JP Morgan Chase Bank, having maintained the ADS program on behalf of the Company, will perform no further acts under the American Depositary Receipt Deposit Agreement or the ADSs, except to advise ADS holders of such termination, receive and hold (or sell) distributions on deposited Instrumentarium shares, including the redemption price mentioned in the Offeror's redemption claim under the Companies Act, and process any withdrawals of Instrumentarium shares initiated by ADS holders.

        ADS holders who wish to participate in the Redemption Offer must contact the ADS depositary, JP Morgan Chase Bank, to request cancellation of the ADSs and, after withdrawal of the Shares underlying the ADSs, tender such Shares for redemption on the terms and subject to the conditions set forth below.

Options

        Through the Redemption Offer, the Offeror offers to redeem all Options on the terms and subject to the conditions set forth below.

        The Board of Directors of the Company has by its resolution passed on October 14, 2003 amended the restrictions on the transfer of the 2001 Options to permit the relevant holders to tender such 2001 Options in the Redemption Offer. The resolution by the Board of Directors does not otherwise change the terms and conditions of the Options, and holders of 2001 Options shall, pursuant to the decision by the Board of Directors of the Company, not have the right to transfer such 2001 Options before the commencement of the relevant subscription period otherwise than by tendering them for redemption in the Redemption Offer. The Board of Directors of the Company has by its resolution passed on October 14, 2003, in accordance with the terms and conditions of the 2001 Options, decided that relevant holders of such 2001 Options can subscribe for new shares in the Company during a share subscription period beginning on October 27, 2003 and expiring on November 10, 2003.

        Should any holder of Options subscribe for new shares in the Company in accordance with the terms and conditions of the Options before the expiry of the Redemption Offer Period, such holder may tender the new shares of the Company subscribed for by virtue of such Options in the Redemption Offer after the new shares of the Company have been registered in the subscriber's book-entry account and before the expiry of the Redemption Offer Period.

        Under the terms and conditions of the Options, should a holder of Options cease to be employed by or in the service of the Instrumentarium Group for any other reason than retirement or death, such holder shall without delay offer to the Company free of charge any Options for which the share subscription period under the terms and conditions of the Options had not begun at the last day of such holder's employment. The amendments to the restrictions on the transfer or amendments to the share subscription period of the relevant 2001 Options referred to above do not cover 2001 Options that, pursuant to their terms and conditions, have been or shall be offered to the Company free of charge prior to the expiry of the Redemption Offer Period, unless otherwise decided by the Company.

        The Company has undertaken to procure that neither it nor any of its Subsidiaries holding Options shall tender any such Options in the Redemption Offer.

2.2   Share Redemption Price and Option Redemption Price

Share Redemption Price

        The Share Redemption Price for each Share validly tendered for redemption is EUR 36.00 in cash.

Option Redemption Price

        The Option Redemption Price for each Option validly tendered for redemption is

        (i)    52.29 in cash for each 1998A Option;

        (ii)   EUR 56.65 in cash for each 1998B Option;

        (iii)  EUR 60.36 in cash for each 1998C Option;

        (iv)  EUR 45.46 in cash for each 2001A Option; and

        (v)   EUR 36.92 in cash for each 2001B Option.

2.3   Redemption Offer Period

        The Redemption Offer Period commences on October 27, 2003 at 10 a.m. (Finnish time) and expires on November 27, 2003 at 4 p.m. (Finnish time).

2.4   Acceptance Procedure of the Redemption Offer

        The Offeror has retained Nordea Securities or any nominee of Nordea Securities to carry out the sale and purchase of Shares and Options in connection with the Redemption Offer.

        The Board of Directors of Instrumentarium has authorized Nordea Bank and Nordea Securities, as the arranger of the Redemption Offer, to receive the redemption claims under section 11 of the Articles of Association of Instrumentarium and notified the shareholders of Instrumentarium that detailed instructions for presenting such redemption claims are set forth in this Redemption Offer Document.

Shares

        The book-entry account operators and asset managers will send a notification of the Redemption Offer, including instructions and the relevant acceptance form, to their customers who are shareholders in the Company if so agreed between the account operator or the asset manager and the shareholder or otherwise. The acceptance forms are also available at the asset management branches of Nordea Bank and via the Internet site www.nordeasecurities.com.

        A shareholder in the Company who is directly registered in the shareholders' register of the Company as shareholder and who wishes to accept the Redemption Offer shall submit the properly completed and duly executed acceptance form to the account operator or asset manager managing the shareholder's book-entry account in accordance with their instructions or, in the case that such account operator or asset manager does not accept acceptance forms, to an asset management branch of Nordea Bank. The acceptance form shall be submitted so that it is received during the Redemption Offer Period, however, always in accordance with the instructions of the relevant account operator or asset manager. The method of delivery of acceptance forms is at the shareholder's option and risk and the delivery will be deemed made only when actually received by such account operator, asset manager or asset management branch of Nordea Bank.

        By accepting the Redemption Offer, the shareholders of the Company authorize Nordea Securities as the arranger of the Redemption Offer or any nominee of Nordea Securities or the account operator or the asset manager managing the shareholder's book-entry account to sell the Shares to the Offeror pursuant to the terms and conditions of the Redemption Offer.

        A shareholder may accept the Redemption Offer only unconditionally. Any conditional tender of Shares may be rejected by the Offeror.

        A shareholder in the Company whose shareholdings are registered in the name of a nominee and who wishes to accept the Redemption Offer shall effect such acceptance in accordance with the nominee's instructions.

        Pledged Shares may only be tendered with the consent of the relevant pledgee. Obtaining such consent shall be the responsibility of the relevant shareholder in the Company.

        A shareholder that has accepted the Redemption Offer may not sell or otherwise dispose of its Shares tendered for redemption.

Shares That Have Not Been Transferred into the Book-entry System

        In order to tender Shares that have not been transferred to the book-entry system, the relevant holder shall, prior to tendering such Shares, transfer them to the book-entry system through Nordea Bank or another account operator or asset manager. The holder of such Shares must in this context convey the share certificates evidencing such Shares and present evidence of title to such Shares.

Options

        The book-entry account operators and asset managers will send a notification of the Redemption Offer, including instructions and the relevant acceptance form, to their customers who are holders of 1998 Options if so agreed between the account operator or the asset manager and the holder of 1998 Options or otherwise. The acceptance forms are also available from the asset management branches of Nordea Bank and via the Internet site www.nordeasecurities.com.

        A book-entry holder of 1998 Options who is directly registered in the register of option holders and who wishes to accept the Redemption Offer shall submit the properly completed and duly executed acceptance form to the account operator or asset manager managing the option holder's book-entry account in accordance with their instructions or, in the case that such account operator or asset manager does not accept acceptance forms, to an asset management branch of Nordea Bank. A holder of 2001 Options who wishes to accept the Redemption Offer shall submit the properly completed and duly executed acceptance form to an asset management branch of Nordea Bank. The acceptance form shall be submitted so that it is received during the Redemption Offer Period, however, always in accordance with the instructions of the relevant account operator or asset manager. The method of delivery of acceptance form is at the option holder's option and risk and the delivery will be deemed made only when actually received by such account operator, asset manager or asset management branch of Nordea Bank.

        By accepting the Redemption Offer, an option holder authorizes Nordea Securities as the arranger of the Redemption Offer or any nominee of Nordea Securities or, where applicable, the account operator or asset manager managing the option holder's book-entry account to sell the Options to the Offeror pursuant to the terms and conditions of the Redemption Offer.

        A holder of Options may accept the Redemption Offer only unconditionally. Any conditional tender of Options may be rejected by the Offeror.

        A holder of 1998 Options whose holdings are registered in the name of a nominee and who wishes to accept the Redemption Offer shall effect such acceptance in accordance with the nominee's instructions.

        Pledged Options may only be tendered with the consent of the relevant pledgee. Obtaining such consent shall be the responsibility of the relevant option holder in the Company.

        Option holders that have accepted the Redemption Offer may not sell or otherwise dispose of their Options tendered for redemption.

Validity of the Tender for Securities

        The Offeror reserves the right to reject any and all tender of Shares or Options the acceptance of which may be unlawful in any jurisdiction. No tender of Shares or Options will be deemed to have been validly made until all defects and irregularities in tenders of such securities have been cured or waived. Neither the Offeror, Nordea Bank or any other book-entry account operator or asset manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of Shares or Options nor will any of them incur any liability for failure to give any such notification.

2.5   Announcement of the Result of the Redemption Offer

        The Offeror will announce the result of the Redemption Offer as soon as practicable after the expiry of the Redemption Offer Period.

2.6   Terms of Payment and Settlement

        The sale and purchase of the Shares and the Options validly tendered for redemption will be executed not later than on the fifth (5th) Finnish banking day after the properly completed and duly executed acceptance form has been received. The sale and purchase of the Shares and, where applicable, of the Options will take place on the Helsinki Exchanges if permitted by the rules of the Helsinki Exchanges.

        Settlement and payment of the Share Redemption Price and Option Redemption Price will be effected on or about the third (3rd) Finnish banking day following the execution of the sale and purchase. The payment of the Share Redemption Price and the Option Redemption Price will be deposited into the bank account connected to the shareholder's or option holder's book-entry account or, in the case of shareholders and option holders whose holdings are registered in the name of a nominee and the holders of the 2001 Options, into the bank account specified in the acceptance form. If the bank account of a tendering shareholder or option holder is with a different banking institution than such holder's book-entry account, receipt of the Share Redemption Price or Option Redemption Price may be delayed by approximately two (2) Finnish banking days, in accordance with the schedule of money transactions between banking institutions.

        The Offeror reserves the right to postpone the payment of the Share Redemption Price or the Option Redemption Price if payment is prevented or suspended due to a force majeure event, but shall immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

2.7   Transfer of Ownership

        Title to the Shares and the Options validly tendered in the Redemption Offer will pass to the Offeror against the payment of the Share Redemption Price or the Option Redemption Price by the Offeror to the tendering shareholder or option holder.

2.8   Transfer Tax and Other Payments

        The Offeror will be responsible for Finnish transfer tax, if any, payable on the sale and purchase of the Shares and the Options.

        The following fees charged by book-entry account operators, asset managers, nominees or any other person shall be borne by each shareholder and option holder: (i) fees charged for transferring Shares to the book-entry system (in respect of Shares that have not been transferred to the book-entry system) and (ii) fees charged for registering the release from pledges or other possible restrictions preventing a sale of the relevant Shares or Options. The Offeror shall be responsible for other customary fees relating to (i) book-entry registrations required for purposes of the Redemption Offer, (ii) sales and purchases of the Shares and the Options under the Redemption Offer or (iii) payment of the Share Redemption Price or the Option Redemption Price.

2.9   Other Issues

        The Offeror shall decide on all other issues relating to the Redemption Offer.

        The Redemption Offer is not being made directly or indirectly in any jurisdiction where prohibited by applicable law and the Redemption Offer Document and related acceptance forms may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law by any means whatsoever including, without limitation, mail, facsimile transmission, e-mail or telephone. The Redemption Offer Document must under no circumstances be distributed into Japan.

        The Redemption Offer Document and the Redemption Offer shall be governed by Finnish law and any disputes related hereto shall be settled by Finnish courts. Disputes concerning the redemption obligation under the Articles of Association of the Company, the right to claim such redemption and the redemption price payable under the Articles of Association of the Company shall, according to the Articles of Association of the Company, however, be settled by arbitration.

3.     TAXATION

        This summary only addresses certain general issues concerning the taxation of Shares and Options under the laws of Finland. The purpose of this summary is not to present an exhaustive summary of all possible tax consequences arising from the laws of Finland. The summary is based on the tax laws as in effect on the date of this Redemption Offer Document, and is subject to changes in tax laws or in the interpretation thereof, including changes that could have a retroactive effect.

        The following summary does not take into account or discuss the tax laws of any country other than Finland or the Finnish tax consequences of the Redemption Offer to holders of ADSs. Holders of Shares and Options in all jurisdictions are advised to consult their own tax advisors as to any tax consequences under the laws of Finland, as well as the laws of any other relevant jurisdiction in connection with the Redemption Offer or otherwise as regards Shares or Options.

3.1   General

        Individuals generally liable to tax in Finland and Finnish legal entities are subject to taxation on their worldwide income and net wealth. Non-resident persons, i.e. individuals and legal entities which are not generally liable to tax in Finland, are subject to taxation solely on their Finnish source income, i.e. on income derived from Finland and net wealth located in Finland. In addition, all income of a non-resident derived from and net wealth allocable to a permanent establishment located in Finland is taxed in Finland. However, a permanent establishment is not deemed to be subject to net wealth tax if the double taxation treaty between Finland and the country of residence of the parent company contains an OECD Double Taxation Convention Model type non-discrimination clause.

3.2   Acceptance of the Redemption Offer

Individuals

        Any gain or loss arising from the transfer of Shares is taxable or deductible as capital income or loss for individuals and estates of deceased persons resident in Finland for tax purposes. Any such capital gain is taxed at a flat rate of 29 percent for the fiscal year 2003. However, in case the Shares belong to the business activities (business income source) of Finnish resident individuals or estates of deceased persons, any gain is divided to be taxed as earned income (progressive tax rates) and capital income (flat rate of 29 percent). Taxable capital gains or losses are calculated as the difference between the sales price and the aggregate of the acquisition cost of the Shares and sales related expenses. When calculating capital gain individuals and estates of deceased persons may choose to apply a presumption acquisition cost instead of the actual acquisition cost. The acquisition cost presumption is normally 20 percent of the sales price, but is 50 percent of the sales price for shares that have been held by the shareholder for at least ten years. If the acquisition cost presumption is used instead of the actual acquisition cost, any sales related expenses are deemed to be included and may, therefore, not be deducted separately. Capital losses arising from the sale of shares, which do not belong to an individual's business activity are deductible only from capital gains arising from the sale of assets in the same year or during the following three years. Capital losses belonging to the business activity are deductible from the business income as discussed below under heading "Corporations". Alternatively capital losses belonging to the business activity can be deducted from other capital income of the individual.

Corporations

        Any sales price from a transfer of Shares is included either in the income arising from business activities (business income source) or from passive assets (other income source) of the Finnish resident corporation. For corporations taxable income is determined separately for these income sources, which both are taxed at a flat rate of 29 percent for the fiscal year 2003. The acquisition cost of the Shares sold is deductible either from business or passive income depending on which assets the Shares belonged to at the time the Shares were sold. Capital loss arising from the sale of the Shares, which belong to the business activities, is deductible from the business income. Taxable loss of business activities may be carried forward for ten years. Capital losses that do not belong to the business activities can be carried forward only for three years and offset against capital gains arising from the sale of passive assets.

Non-resident Shareholders

        Shareholders that are not resident in Finland for tax purposes are not subject to Finnish tax on capital gains realised in the transfer of Shares unless the transfer of Shares relate to business carried on in Finland.

3.3   Transfer Tax

        If shares in a Finnish limited company are transferred through the Helsinki Exchanges, through other public trading, as defined in the SMA, or through corresponding public trading, no Finnish transfer tax is payable. If the transfer of such shares takes place outside such public market place, a transfer tax of 1.6 percent of the sales price is payable by the purchaser of the shares if either the seller or the purchaser, or both, are Finnish residents for tax purposes.

        No Finnish transfer tax is payable by the shareholder in connection with the acceptance of the Redemption Offer in respect of the Shares. The Offeror will be responsible for any transfer tax in Finland relating to the transfer of the Shares.

3.4   Taxation of Holders of Options Resident in Finland

General

        The benefit derived from Options received on the basis of an employment relationship is taxed at the time of exercise or sale of the Options, provided that the Options are not donated or transferred to a person or persons belonging to the sphere of interest of a holder of Options.

        Holders of Options who have been expatriated between the time of the subscription of Options and the time of the exercise or sale of Options are advised to consult their own tax advisors as to the Finnish or other tax consequences of the disposition of Options.

Exercise of Options

        Any gain arising at the time of the exercise of Options received on the basis of an employment relationship is taxed as earned income of the holder of Options resident in Finland. The taxable gain is equal to the difference between the fair market value of the shares subscribed for at the time of exercise of Options less the exercise price and the subscription price paid for the Options, if any. The taxable gain is added to the salary income of the holder of Options and tax is levied pursuant to the progressive earnings income tax rate of the Options at a rate of up to 60 percent. The relevant tax is withheld by the employer or in the absence of sufficient salary income, to the extent the preliminary income tax cannot be withheld by the employer, income tax shall be paid directly by the holder of Options. In addition, the holder of Options is obliged to pay a health insurance contribution (the "HIC") amounting to 1.5 percent of the taxable benefit. The HIC is, however, included in the amount of preliminary income tax to be withheld by the employer. No other social security charges are payable by the holder of Options. The holder of Options resident in Finland is obliged to report the taxable benefit in the annual income tax return for the year during which the option exercise occurred. Any gain arising from a subsequent sale of the shares subscribed is taxed as the capital income of the shareholder as described above in section "Acceptance of the Redemption Offer".

Sale of Options to the Offeror

        The sale of Options received on the basis of an employment relationship constitutes a taxable transaction where the difference between the sales price and the subscription price of the Options, if any, is taxed as earned income of the holder of Options, where the preliminary income tax is normally withheld from the cash salary by the employer. In the absence of sufficient salary income, to the extent the preliminary income tax cannot be withheld by the employer, income tax shall be paid directly by the holder of Options. In addition, upon sale of Options, the HIC amounting to 1.5 percent of the taxable income is payable by the holder of Options. The HIC is, however, included in the amount of preliminary income tax to be withheld by the employer from the employee's cash salary. Furthermore, the holder of Options is obliged to report the taxable benefit in the annual income tax return for the year during which the sale of Options occurred.

        The regulations regarding the transfer tax payable in connection with a transfer of Shares (see "Transfer Tax" above) apply in a similar manner to the sale of Options, i.e. transfer tax at the rate of 1.6 percent of the sales price is payable by the purchaser of Options provided that either the seller or the purchaser, or both, are Finnish residents for tax purposes. However, if the Options are sold through the Helsinki Exchanges, through other public trading, as defined in the SMA, or through corresponding public trading, transfer tax is not payable. No Finnish transfer tax is payable by the holder of Options in connection with the acceptance of the Redemption Offer in respect of Options. The Offeror will be responsible for any asset transfer tax in Finland relating to the transfer of Options.

3.5   Net Wealth Taxation

        Shares of a Finnish company are included in the taxable net wealth of both Finnish residents and non-residents. However, non-residents of Finland are not liable for net wealth tax on shares unless the shares relate to the business of a permanent establishment located in Finland or to a certain mutual real estate corporation. Shares in a listed company are valued at 70 percent of their market value at the end of the relevant tax year for net wealth tax purposes.

        Options that have not been exercised are included in the taxable assets of the holder of Options for the purpose of calculating net wealth tax if Options are transferable or if they are exercisable at the end of the relevant calendar year but have not been exercised. The fair market value of Options for wealth tax purposes of those resident option holders, who have received the Options on the basis of an employment relationship in the Company, is determined by deducting from the fair market value of the underlying shares at the end of the relevant fiscal year the exercise price of the options. In addition, a theoretical tax debt related to the Options is deducted from this value. The theoretical tax debt is calculated using the highest marginal tax rate of the option holder. The taxable value is 70 percent of the value after the aforementioned deductions.

        Taxable value of listed Options of those option holders who have not received the Options on the basis of an employment relationship is 70 percent of the market value at the end of the relevant fiscal year. Taxable value of nonlisted Options is 70 percent of the market price of the shares that may be subscribed for on the basis of the warrants less the subscription price of such shares at the end of the relevant fiscal year.

3.6   Gift and Inheritance Tax

        A transfer of shares by way of a gift or an inheritance is subject to Finnish gift or inheritance tax, respectively, if either the transferor or the transferee was resident in Finland at the time of death or when the gift was given. If neither the transferor nor the transferee was resident in Finland at the time of death or when the gift was given, a transfer of shares by way of a gift or an inheritance is subject to Finnish gift or inheritance tax if more than 50 percent of the total assets of the company, the shares of which are transferred, consists of real estate located in Finland. Finland's right to impose inheritance tax on inheritances or gift tax on gifts received by non-residents of Finland has been limited in double taxation treaties on inheritance and gift.

        If an Option is endowed, the endowment is treated as a gift for purposes of the Gift and Inheritance Tax Act. The transferee is liable for gift tax, if any. The endowment by the resident option holder who has received the Options on the basis of an employment relationship is not treated as an exercise of the employment options and therefore it does not constitute income tax consequences to the transferor at the time of the endowment. When the transferee subsequently exercises the Options, the original recipient of the options (i.e. the transferor) is liable to pay progressive income tax on the realised option benefit.

4.     PRESENTATION OF THE OFFEROR AND GE

4.1   The Offeror in Brief

        The Offeror is a limited company established under the laws of Finland. The Business ID of the Offeror is 1754661-6. The registered domicile of the Offeror is the city of Helsinki and its registered address is c/o Roschier Holmberg, Attorneys Ltd., Keskuskatu 7A, FIN-00100 Helsinki, Finland. The Offeror is a wholly owned subsidiary of GE and was established for purposes of the Tender Offer.

        Pursuant to the Articles of Association of the Offeror, the objects of the Offeror are to trade in securities and to manage and own shares in companies. The Offeror may also produce services relating to the management and financial management of a company belonging to the same group, as well as services relating to real estate management. In addition, the Offeror may own and manage real estate.

4.2   GE in Brief

General Overview

        GE is a global diversified industrial corporation incorporated under the laws of New York with common stock listed on the New York Stock Exchange. GE is headquartered in the state of Connecticut and its principal business address is 3135 Easton Turnpike, Fairfield, Connecticut 06431, USA.

        GE is one of the largest and most diversified industrial corporations in the world. GE is engaged in developing, manufacturing and marketing a wide variety of products and services. The company's GE Medical Systems division is a global leader in medical imaging, healthcare services, and information technology. Its offerings include networking and productivity tools, clinical information systems, patient monitoring systems, surgery and vascular imaging, conventional and digital X-ray, computed tomography, electron beam tomography, magnetic resonance, ultrasound and bone mineral densitometry, positron emission tomography, nuclear medicine, and a comprehensive portfolio of clinical and business services.

Ownership in Instrumentarium

        On October 21, 2003, the Offeror held 47,181,426 shares in the Company corresponding to 97.18 percent of the share capital and 97.62 percent of the voting rights in the Company. No related party referred to in Chapter 6, Section 6.2 of the SMA owns any shares in the Company, except for Instrumentarium and its Subsidiaries, which on October 21, 2003 held 222,722 treasury shares. GE, its subsidiaries (including the Offeror) or other related parties referred to in Chapter 6, Section 6.2 of the SMA have not during the 12-month period prior to the triggering of the redemption obligation under the SMA or the Articles of Association of the Company acquired shares of the Company at a price higher than the Share Redemption Price or option rights issued by the Company at a higher price than the Option Redemption Price.

5.     PRESENTATION OF INSTRUMENTARIUM

        All financial and other information presented in this Redemption Offer Document concerning Instrumentarium has been extracted from, and has been provided exclusively based upon the financial statements published by the Company for the financial year ended December 31, 2002, the interim report published by the Company for the nine-month period that ended on September 30, 2003, the stock exchange bulletins published by the Company, entries in the Finnish Trade Register, the shareholders' register of the Company dated October 21, 2003 and other information publicly available. Consequently, the Offeror does not accept responsibility for such information, except for the correct restatement of such information herein.

5.1   General Overview

        Instrumentarium is a public limited company incorporated under the laws of Finland with its shares listed on the Main List of the Helsinki Exchanges (INS1V). The 1998 Options are listed on the Helsinki Exchanges.

        The Business ID of the Company is 0109222-6. The registered domicile of the Company is the city of Helsinki and its registered address P.O. Box 100, FIN-00031 Instrumentarium, Finland. The Company's head office is located in Helsinki, Finland.

        Instrumentarium is a leading international medical technology company. Instrumentarium currently derives approximately 80 percent of sales from its Anesthesia and Critical Care operations and additionally operates in Diagnostic Imaging and Infant Care.

5.2   Share Capital and Option Rights

        The registered share capital of the Company was on the date of this Redemption Offer Document EUR 97,105,340 consisting of 48,552,670 shares. The shares have no nominal value. The book counter value of the shares is EUR 2.00. The Company has one class of shares. On the date of this Redemption Offer Document the Company and its Subsidiaries together held a total of 222,722 shares of the Company.

        The Company has issued Options under two stock option programs approved at the General Meeting of Shareholders of the Company held on June 17, 1998 (1998 Options) and at the General Meeting of Shareholders of the Company held on March 26, 2001 (2001 Options). The exercise of such Options would increase the share capital of Instrumentarium by a maximum of EUR 6,549,232 representing 3,274,616 new shares and approximately 6.74 percent of the share capital. On October 21, 2003 the Offeror held 98.41 percent of all Options in Instrumentarium. The exercise of such Options would increase the share capital of Instrumentarium by EUR 6,446,864, representing 3,223,432 new shares and approximately 6.64 percent of the share capital. The exercise of the remaining Options held by other option holders would thus increase the share capital of Instrumentarium by a maximum of EUR 102,368, representing 51,184 new shares and approximately 0.11 percent of the share capital. The Board of Directors of the Company has on October 14, 2003 amended the share subscription period of 2001 Options as described in the section "Terms and Conditions of the Redemption Offer—Object of the Redemption Offer—Options".

5.3   Shareholders' Agreements and Certain Other Agreements

        The Offeror is not aware of any shareholders' agreements or other agreements relating to the use of voting rights in the Company. GE and the Company have entered into the Combination Agreement described in the section "Background and Objectives—Background to the Redemption Offer".

5.4   Board of Directors, President and CEO and Auditors

        Under the Companies Act and the Articles of Association of the Company (see Annex C), the supervision and administration of the Company are divided between the shareholders represented at the Shareholders' Meeting, the Board of Directors and the President and CEO.

        Under the Articles of Association of the Company, the Board of Directors shall have at least five (5) and not more than eight (8) members. According to the proposal of the Board of Directors of the Company to the Extraordinary Shareholders' Meeting of the Company to be held on November 4, 2003, the Articles of Association of the Company would be amended to the effect that the Board of Directors would comprise at least three (3) and not more than six (6) members (see "Articles of Association" below).

        On the date of this Redemption Offer Document, the Board of Directors consisted of the following persons: Timo Peltola (Chairman), Mika Ihamuotila, Rabbe Klemets, Juhani Kuusi, Olli Riikkala and Turo K.J. Tukiainen. According to the notice convening the Extraordinary Shareholders' Meeting of the Company to be held on November 4, 2003, the number of Board members will be fixed and new Board members elected at such Extraordinary Shareholders' Meeting. According to such notice, the number of Board members is proposed to be fixed to four (4) and the following persons are proposed to be elected Board members: Pamela S. Krop, Scott Schenkel, Dow Wilson and Tomas Lindholm.

        The President and CEO of the Company is Olli Riikkala.

        The auditors of the Company are PricewaterhouseCoopers Oy and the responsible auditor is CPA Heikki Lassila.

5.5   Instrumentarium's Ownership in the Offeror and GE

        To the best knowledge of the Offeror and GE, the Company does not own any shares or securities with entitlement to shares in the Offeror or GE.

5.6   Financial Information

        The financial statements of the Company for the financial year ended December 31, 2002 (see Annex A) and the interim report prepared by the Company for the nine-month period that ended on September 30, 2003 (see Annex B) are included in this Redemption Offer Document in the form contained in public filings by the Company. The Offeror does not accept responsibility for such information except for the correct restatement of such information herein.

5.7   Articles of Association

        The Articles of Association of the Company are included in this Redemption Offer Document (see Annex C).

        The Board of Directors of the Company has proposed to the Extraordinary Shareholders' Meeting of the Company to be held on November 4, 2003 that Sections 2 and 5 of the Articles of Association of the Company be amended to read as follows:

        "§ 2      The objects of the company are the manufacturing of and trade in health care, electronic, electrical, metal, and information processing products, as well as other related industrial and commercial activities. The company may engage in these operations on its own or through its subsidiaries or joint enterprises."

        "§ 5      The Board of Directors, comprising at least three (3) and not more than six (6) members, shall see to the appropriate organization of the company's operations. The term of a member shall expire at the end of the first Annual General Meeting of Shareholders held following his/her election. Persons who are 67 years or older are ineligible for election on the Board of Directors. The Board of Directors shall elect a Chairman among its members."

TABLE OF CONTENTS FOR ANNEXES

Page
ANNEX A: FINANCIAL STATEMENTS OF THE COMPANY	A-1

The financial statements of the Company for the financial year ended 31 December 2002 have been included in Annex A in the form contained in the public filings of the Company. The Offeror does not accept responsibility for such information except for the correct restatement of such information herein.
ANNEX B: INTERIM REPORT OF THE COMPANY	B-1

The interim report published by the Company for the nine-month period that ended on September 30, 2003 has been included in Annex B in the form contained in the public filings of the Company. The Offeror does not accept responsibility for such information except for the correct restatement of such information herein.
ANNEX C: ARTICLES OF ASSOCIATION OF THE COMPANY	C-1

This version of the Articles of Association of the Company is an unofficial translation of the Finnish language version registered in the Finnish Trade Register on the date of this Redemption Offer Document. The Board of Directors of the Company has proposed to the Extraordinary Shareholders' Meeting of the Company to be held on November 4, 2003 that Sections 2 and 5 of the Articles of Association of the Company be amended to read as described in the section "Presentation of Instrumentarium—Articles of Association".

Board of Directors' report

The combination agreement between Instrumentarium and General Electric

        Instrumentarium and General Electric signed a combination agreement on December 18, 2002, under which General Electric offers to purchase all shares in Instrumentarium for EUR 40 per share in cash. In addition to the purchase price offered, shareholders may be entitled to a dividend of EUR 0.70 per share without affecting the price offered. If the dividend per share paid exceeds EUR 0.70, the purchase price offered shall be reduced by the amount of dividend exceeding EUR 0.70. The offer was commenced on January 14, 2003 and will expire on April 11, 2003, unless otherwise extended or withdrawn. The Boards of Directors of both Instrumentarium and General Electric have approved the combination agreement.

Group net sales and profit

        Instrumentarium's net sales for 2002 were EUR 1,126.7 million, an increase of 10% compared to the previous year. The acquisition of Spacelabs Medical in July was the biggest factor impacting growth in sales and as a result, the Anesthesia and Critical Care segment achieved 14% growth in sales. Without the effect of the acquisition, sales in the Anesthesia and Critical Care segment were at the same level as in the previous year. In relative terms, the increase in sales was highest for the Medical Equipment segment, in which the combined sales of the business units increased by 23%, with organic growth of 17%. The net impact of sales of the businesses divested during 2002 was to reduce Group sales by 4%. When adjusted for both acquisitions and divestments, Group sales increased by 3%.

        Operating profit before non-recurring items and amortization of goodwill was EUR 147.1 million (EUR 132.0 million in the previous year). The growth in operating profit was due to improved profitability in the Anesthesia and Critical Care segment. The operating profit in the Medical Equipment segment was lower than in the previous year. In addition, the divested businesses had a negative impact on operating profit during the year. Other operating income was a net EUR 9.3 million (EUR 1.3 million) and primarily comprised gains on sale of fixed assets, rental income and other income related to operations.

        Income before extraordinary items was EUR 128.1 million (EUR 103.6 million). Non-recurring items were a net EUR -3.3 million, in the previous year there were no non-recurring items. Non-recurring expenses, EUR 6.8 million, comprised the restructuring and integration costs related to the Spacelabs acquisition. Non-recurring income of EUR 3.6 million consisted mainly of gain on sale of the hospital furniture business. Net financial items were positive at EUR 1.7 million (EUR -11.9 million) due to positive foreign exchange rate differences related to hedging foreign currencies in operations as well as to lower interest expenses.

        Income after extraordinary items was EUR 197.3 million (EUR 103.6 million). Extraordinary items were a net of EUR 69.2 million, after tax. Extraordinary income of EUR 76.5 million was due to the gain on sale of the Optical Retail business and extraordinary expenses of EUR 7.3 million due to professional fees related to the combination agreement between Instrumentarium and General Electric. In the previous year there were no extraordinary items.

        Earnings per share were EUR 1.80 as compared to EUR 1.50 in the previous year. Shareholders' equity per share was EUR 13.48 (EUR 10.81).

Development by business segment

Anesthesia and Critical Care

        Net sales for the Anesthesia and Critical Care segment totaled EUR 815.4 million, which is 14% higher than in the previous year. The growth was due to the Spacelabs Medical acquisition in

July 2002. Sales for Spacelabs Medical in July-December were EUR 98.4 million, of which patient monitoring equipment accounted for EUR 74.1 million.

        By product area in the Anesthesia and Critical Care segment, highest growth in sales was in patient monitoring, due to the acquisition. Sales of service also grew. Sales of both integrated anesthesia workstations and stand-alone anesthesia machines reached the same level as in the previous year.

        By market area, growth in sales was strongest in North America, also due to the acquisition. Growth in sales in Asia-Pacific region was also significant. Sales in Europe were somewhat higher than in the previous year. For the Anesthesia and Critical Care segment in 2002, North America accounted for 50% of sales, Europe for 33%, the Asia-Pacific region for 13% and the rest of the world for 4%.

        Operating profit before non-recurring items and amortization of goodwill for the Anesthesia and Critical Care segment was EUR 133.6 million (EUR 104.8 million). The clearly higher operating profit was primarily due to improved gross margins at Datex-Ohmeda and a reduction in indirect expenses compared to the previous year. The operating result for Spacelabs Medical, acquired in July 2002, was clearly positive for the final quarter of the year, as a result of which the division was slightly profitable for the July-December period. Efforts to develop Deio went according to plan and negatively impacted operating profit of the Anesthesia and Critical Care segment by EUR 7.9 million (EUR 10.4 million).

Medical Equipment

        Sales in the Medical Equipment segment were EUR 216.8 million, an increase of 23% compared to the previous year. The growth in sales was primarily due to the increase in sales of diagnostic imaging equipment by Instrumentarium Imaging and Soredex. Project sales of Medko Medical also grew significantly, due to the beginning of deliveries under a large Costa Rica contract in December. At Ohmeda Medical, sales of infant care and suction and oxygen therapy products were slightly higher than in the previous year.

        The combined sales of Instrumentarium Imaging and Soredex were EUR 131.7 million (EUR 99.9 million). Of the 32% growth in sales, approximately one-third was due to the acquisition of Soredex in the middle of 2001. Organic growth was approximately 20%. Clear growth in sales was recorded in each of the three product areas, mammography, dental and surgical imaging devices. However, the combined profitability of the diagnostic imaging units was lower than in the previous year. The primary reason for the lower profitability was lower gross margin achieved, partly due to additional manufacturing costs and other extra costs associated with introducing new products to the market.

        Ohmeda Medical's net sales of neonatal care products, as well as suction and oxygen therapy products, were slightly higher than the previous year's level, and were EUR 72.2 million (EUR 71.4 million). Sales were hampered during the year by the injunction on the sale and manufacturing of the Giraffe OmniBed neonatal carestation related to a patent infringement dispute in the USA brought by plaintiff Hill-Rom, Inc. An agreement with Hill-Rom was reached on August 19, 2002, after which Ohmeda Medical has been able to manufacture and sell the Giraffe OmniBed product. Sales grew strongly in the second half of the year. Operating profit for the year as a whole was somewhat higher than the year before.

        Sales for the project sales unit Medko Medical more than doubled compared to the previous year and were EUR 12.8 million (EUR 5.0 million). In November 2002 Medko Medical signed an agreement with the Social Security Institution of Costa Rica to deliver anesthesia and critical care equipment, surgical imaging equipment, neonatal care equipment and other hospital equipment for a total value of USD 32 million. In December 2002 equipment to the value of EUR 8 million were delivered, with the balance to be delivered by the end of April 2003.

        In the Medical Equipment segment, operating profit before non-recurring items and amortization of goodwill was EUR 12.5 million (EUR 14.1 million).

Divested operations

        At the beginning of March 2002, the hospital furniture business Merivaara was divested. For the January-February 2002 period, sales of the divested business were EUR 4.0 million (for the previous, full year EUR 26.0 million). The divestment resulted in a gain of EUR 3.3 million, which is recorded as non-recurring operating income.

        At the beginning of November 2002, the Optical Retail business was divested. For the January-October period, sales in the Optical Retail segment were EUR 88.0 million (for the previous, full year EUR 104.3 million). The divestment resulted in a gain of EUR 76.5 million, which is recorded as an extraordinary item.

        In November 2002, Lifeclinic Holding Corporation, a subsidiary of Spacelabs Medical, which offered consumer healthcare services, was divested. For the July-November period in 2002 as part of Instrumentarium, sales of the divested business were EUR 2.3 million.

        At the beginning of 2003, the entire shareholding in Spacelabs Burdick, Inc. was divested. Burdick was a subsidiary of Spacelabs Medical and specialized in cardiology diagnostic equipment and systems. For the July-December period in 2002 as part of Instrumentarium, sales of the divested business were EUR 16.2 million and it had 150 employees.

Spacelabs Medical Acquisition

        On July 3, 2002, Instrumentarium acquired all the shares of Spacelabs Medical, Inc., which primarily manufactures critical care patient monitors. Instrumentarium paid USD 14.25 per share in cash, a total of approximately EUR 142 million. Spacelabs Medical is responsible for Instrumentarium's critical care operations in the USA, while outside North America Spacelabs Medical's sales companies were integrated into Datex-Ohmeda in the latter half of 2002.

Financing

        Net financial items were positive at EUR 1.7 million (EUR -11.9 million) due to positive foreign exchange rate differences related to hedging as well as to lower interest expenses. In the previous year, the foreign exchange rate differences were negative. Interest expenses decreased due to lower interest-bearing net debt as well as lower interest rates. Interest-bearing net debt totaled EUR 103.1 million (EUR 185.0 million) at the end of the reporting period. Cash generated from operations totaled EUR 134.3 million (EUR 101.4 million). Equity ratio was 59% (54%) and gearing 16% (36%).

Capital expenditure and R&D efforts

        The Group's capital expenditure was EUR 198.4 million (EUR 43.3 million). EUR 22.2 million was invested in machinery and equipment, EUR 5.0 million in buildings and land and EUR

171.2 million in shares, intangible rights and other long-term expenditure, which includes the Spacelabs acquisition. Planned depreciation amounted to EUR 42.8 million (EUR 39.9 million).

        Total group R&D expenses were EUR 83.4 million (EUR 66.6 million). As a share of revenues, R&D expenses amounted to 8% of net sales for anesthesia and critical care, 10% for diagnostic imaging and 6% for infant care and suction and oxygen therapy.

Personnel and administration

        The Group had 5,325 full-time employees at the end of 2002. The average number of employees during the year 2002 was 5,650 (5,317), of whom 1,231 (1,503) were employed by the parent company, Instrumentarium Corporation.

        Chairman of the Board of Directors until March 25, 2002 was Gerhard Wendt, Ph.D., and subsequently to that date, Timo Peltola, D.Econ. h.c., President and Chief Executive Officer was Olli Riikkala, M.Sc. (Tech.), MBA, who is also a member of the Board of Directors. The other members of the Board of Directors were Mika Ihamuotila, D. Econ. (from March 25, 2002), Rabbe Klemets Ph.Lic. (from March 25, 2002), Juhani Kuusi, Professor, D.Sc (Tech.), Mikael Lilius, B.Sc. (Econ.) (until March 25, 2002), Jukka Takala, Professor, M.D., Ph.D. and Turo K. J. Tukiainen, LL.B., MBA.

Stock options

        In accordance with the 1998 stock option plan, the number of issued stock options at the end of 2002 totaled 1,022,253, which allow the holders to subscribe to a maximum of 2,445,432 shares in Instrumentarium. The maximum amount of stock options in the stock option plan is 1,051,940 allowing the holders to subscribe to a maximum of 2,516,449 shares.

        Under the 2001 stock option plan, a total of 570,800 stock options were issued at the end of 2002, allowing the holders to subscribe to 1,141,600 shares. The maximum amount of stock options in the 2001 stock option plan is 860,000, allowing the holders to subscribe to a maximum of 1,720,000 shares.

        According to the Combination Agreement between Instrumentarium and GE, signed on December 18, 2002, GE has made an offer for all outstanding options of Instrumentarium. The offer price for the stock options is EUR 52.29 per 1998A option, EUR 56.65 per 1998B option, EUR 60.36 per 1998C option, EUR 45.46 per 2001A option and EUR 36.92 per 2001B option. Additionally, Instrumentarium has undertaken not to distribute or grant any of the stock options issued to or held by the Company's subsidiaries, except for options that have been previously granted and delivered to an employee, and having been forfeited by such employee.

Own shares

        The Group owned 222,722 own shares at the end of the reporting period. These shares were received between 1999 and 2001 as dividends. The shares are recorded as a long-term investment on the balance sheet at the dividend date acquisition cost of EUR 4.1 million.

Annual General Meeting

        On February 10, 2003, the Board of Directors of Instrumentarium Corporation decided to propose the convening of the Annual General Meeting on March 25, 2003. The items proposed in the meeting are ordinary matters.

Prospects for 2003

        General Electric's tender offer for all the shares of Instrumentarium commenced on January 14, 2003 and will expire on April 11, 2003, unless otherwise extended or withdrawn. Conditions to closing the transaction include 80% of the shares being tendered and other customary conditions. On closing of the transaction, the activities of both Instrumentarium and General Electric are to be combined under a detailed integration plan jointly developed by the management of both companies. Until the transaction closes, both companies continue to operate independently and separately from one another.

        The structural change of Instrumentarium into a pure healthcare technology group was completed during the year 2002. Additionally, the largest business-area of the the Group, Anesthesia and Critical Care was strengthened through the acquisition of Spacelabs Medical, a strong player in the field of critical care patient monitoring. In the diagnostic imaging market, Instrumentarium Imaging and Soredex maintained their position as one of the largest manufacturers in their field. The settlement agreement in the patent dispute related to Ohmeda Medical significantly cleared the situation of the business unit. All in all, the starting point of the Group's business units for the year 2003 is good. The weakened level of US dollar against euro, will slow down the sales growth in euros. The impact of the GE tender offer process on Group sales is difficult to estimate.

Proposal for the distribution of profits

        On December 31, 2002 the consolidated, non-restricted equity of the Group available for distribution was EUR 459,819,537.59. The Parent Company's non-restricted equity available for distribution was EUR 432,177,334.34.

        The Board of Directors proposes that profits be allocated as follows:

—Dividend of EUR 4.70 per share be paid on 48,533,431 shares (EUR 4.70/ADR), total of	EUR	228,107,125.70
—Donation to the Instrumentarium Scientific Fund	EUR	25,000.00
—To be posted to the retained earnings	EUR	204,045,208.64

Helsinki, February 10, 2003

Timo Peltola
Chairman of the Board of Directors

Mika Ihamuotila	Rabbe Klemets	Juhani Kuusi
Olli Riikkala	Jukka Takala	Turo K. J. Tukiainen
President and CEO

Consolidated income statement

EUR thousands	Note	2000	2001	2002
Net sales	(2)	912,843	1,025,361	1,126,671
Cost of goods sold		-454,756	-489,894	-541,890

Gross profit		458,088	535,466	584,781

Selling and marketing expenses		-240,306	-244,080	-256,982
Research and development expenses		-63,816	-66,627	-83,366
General and administrative expenses		-86,714	-94,092	-106,610
Other operating income and expenses, net	(3)	22,643	1,311	9,289

Operating profit before non-recurring items and amortization of goodwill		89,896	131,978	147,113

Non-recurring operating income and expenses, net	(3)	6,177		-3,264
Amortization of goodwill	(4)	-16,344	-16,501	-17,383

Operating profit		79,729	115,477	126,466

Financing income and expenses, net	(5)	-13,177	-11,899	1,661

Income before extraordinary items		66,552	103,578	128,127

Extraordinary income and expenses, net	(6)	3,520		69,222

Income after extraordinary items		70,072	103,578	197,349

Income taxes	(7)	-23,465	-31,438	-41,720

Income before minority interest		46,607	72,140	155,629

Minority interest		-29	-4	128

Net income		46,579	72,136	155,757

Earnings per share, EUR	(8)	0.90	1.50	1.80

Diluted earnings per share, EUR	(8)	0.90	1.50	1.74

Consolidated cash flow statement

EUR thousands	Note	2000	2001	2002
Cash flow from operating activities
Net income		46,579	72,136	155,757
Adjustments to net income	(9)	45,275	79,678	18,740
Change in working capital	(9)	-29,615	-12,471	-6,246

Net cash provided by operating activities before interests and taxes		62,238	139,344	168,252

Interests paid		-20,456	-11,145	-7,599
Taxes paid		-24,105	-26,800	-26,345

Net cash provided by operating activities		17,677	101,399	134,308

Cash flow from investing activities
Acquired companies and business operations	(9)	-20,594	-16,980	-128,061
Investments in other non-current assets		-27,976	-26,278	-49,215
Proceeds from disposition of companies and business operations		44,170		137,655
Proceeds from sale of other non-current assets		27,304	3,393	5,692
Increase (-) decrease (+) in short-term investments		-402	-224	207
Increase (-) decrease (+) in other long-term investments		-7,671	-9,950	1,070
Professional fees related to the combination agreement				-2,819
Ohmeda acquisition(1)		47,913

Net cash provided by (used in) investing activities		62,743	-50,039	-35,471

Cash flow after investing activities		80,420	51,360	98,837

Cash flow from financing activities
Dividends paid		-16,143	-23,999	-28,899
Proceeds from issuance of common shares				6,424
Increase (+) decrease (-) in short-term debt		-31,067	-9,629	53,084
Increase (+) decrease (-) in long-term debt		-31,259	-16,741	-95,502

Net cash used in financing activities		-78,469	-50,368	-64,893

Net increase (+) decrease (-) in cash and cash equivalents		1,952	991	33,944

Cash and cash equivalents at beginning of year		20,366	22,419	23,753
Effect of exchange rate changes on cash		102	342	-1,372

Cash and cash equivalents at end of year		22,419	23,753	56,325

1)
the cash payment in September 2000 from Baxter Healthcare Corporation related to Ohmeda acquisition

Consolidated balance sheet

ASSETS EUR thousands	Note	Dec. 31, 2001	Dec. 31, 2002
NON-CURRENT ASSETS
Intangible assets	(10)
Intangible rights		4,545	15,539
Goodwill		255,640	278,703
Other capitalized expenditure		5,763	4,524

		265,948	298,767

Tangible assets	(10)
Land and water areas		6,083	5,131
Buildings		62,794	56,430
Machinery and equipment		43,775	42,332
Advance payments and assets under construction		3,127	2,792

		115,779	106,685

Investments
Shares and holdings in associated companies	(11)	75	167
Other shares and holdings	(11)	15,152	15,969
Receivables from associated companies	(12)	85	131
Loans receivable	(12)	19,129	17,918
Treasury shares	(13)	4,062	4,062

		38,503	38,248

CURRENT ASSETS
Inventories
Raw material and supplies		70,129	59,688
Work-in-progress		25,535	18,756
Finished goods		79,745	108,224

		175,408	186,668

Deferred tax assets	(14)	14,411	41,018

Receivables	(12)
Accounts receivable		292,027	312,790
Loans receivable		1,523	1,238
Other receivables		19,754	23,503
Prepaid expenses and accrued income		18,530	41,878

		331,834	379,410

Cash and cash equivalents		23,753	56,325

TOTAL ASSETS		965,637	1,107,121

SHAREHOLDERS' EQUITY AND LIABILITIES EUR thousands	Note	Dec. 31, 2001	Dec. 31, 2002
SHAREHOLDERS' EQUITY	(13)
Share capital		48,169	97,075
Share premium account		108,001	65,519
Reserve for treasury shares		4,062	4,062
Other reserves		4,923	3,559
Retained earnings		285,084	325,493
Net income for the period		72,136	155,757

Total shareholders' equity		522,376	651,465

Minority interest		245	1,606

LIABILITIES
Provisions	(3)		9,652

Deferred tax liabilities	(14)	22,556	14,048

Long-term liabilities	(15)
Loans from financial institutions		130,036	30,953
Other long-term liabilities		7,084	9,395

		137,120	40,348

Short-term liabilities	(16)
Loans from financial institutions		78,201	126,852
Advance payments		3,836	8,295
Accounts payable		58,673	59,954
Other short-term liabilities		17,011	18,209
Accrued liabilities		125,619	176,691

		283,340	390,001

Total liabilities		443,016	444,398

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES		965,637	1,107,121

Consolidated statements of changes in shareholders' equity

EUR thousands	Share capital	Share premium account	Treasury shares	Other reserves	Cumulative translation adjustment	Retained earnings(1)	Total
Balance at December 31, 2000	48,169	108,001	4,035	5,307	-2,038	309,781	473,255

Transfer to reserve for treasury shares			27			-27
Transfer to other reserves				-384		384
Dividends						-23,974	-23,974
Donation						-25	-25
Translation adjustments					984		984
Net income						72,136	72,136

Balance at December 31, 2001	48,169	108,001	4,062	4,923	-1,054	358,275	522,376

Bonus issue	48,169	-48,169
Shares subscribed with warrants, registered	187	1,436					1,623
Shares subscribed with warrants, unregistered(2)	550	4,251					4,802
Transfer to other reserves				-1,364		1,364
Dividends						-28,899	-28,899
Donation						-25	-25
Translation adjustments					-4,168		-4,168
Net income						155,757	155,757

Balance at December 31, 2002	97,075	65,519	4,062	3,559	-5,223	486,473	651,465

1)
Retained earnings at December 31, 2002 include equity share of untaxed reserves of EUR 21,431 thousand, which are not distributable.

2)
registered on January 16, 2003

Notes to the financial statements

1.    Accounting principles

Basis of presentation and reclassification

        The consolidated financial statements of Instrumentarium Corporation and subsidiaries (the "Group") are prepared in accordance with generally accepted accounting principles in Finland. Certain prior year balances and notes thereto have been reclassified to conform to the current year presentation. The accounts for 2002, 2001 and 2000 have been prepared in euros. Figures stated in Finnish markka for previous years have been restated into euros using the official conversion rate at January 29, 1999, 1 euro = 5.94573 markka. The financial statements of the parent company included in the Annual Report present the income statement, balance sheet and the changes in shareholders' equity only.

Use of estimates

        The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

        The consolidated financial statements include the parent company, Instrumentarium Corporation, and all companies in which it holds, directly or indirectly through subsidiaries, over 50 percent of the voting rights or controls through management agreements with majority shareholders. Companies acquired during the accounting period are consolidated from the date of acquisition. Companies sold during the accounting period are consolidated until the date of sale.

        The acquisition of companies are accounted for under the purchase method. Excess over the cost of net assets of the acquired companies is allocated to the fair value of acquired fixed assets, if applicable. The remaining difference is carried as goodwill and is amortized on a straightline basis over its expected useful life not exceeding 20 years. These principles are also applied where appropriate in the case of mergers or liquidations of Group companies.

        Assets held for sale are valued at lower of carrying amount or fair value less costs to sell. Amortization and depreciation related to assets held for sale is ceased.

        All inter-company transactions, receivables, liabilities and unrealized profits as well as distribution of profits within the Group, are eliminated at the consolidation. Minority interests are presented separately before reserves but after taxes in the income statement and they are also presented separately from shareholders' equity and reserves in the consolidated balance sheet.

        The Group's share of profits and losses of associated companies, in which the Group holds 20 to 50 percent of the voting rights, is included in the consolidated profit and loss account in accordance with the equity method of accounting. The share of result of the associated companies whose activity is closely connected with the business areas of Instrumentarium, is recorded in other income and expenses, net. The share of result of the other associated companies is recorded in financing income and expenses, net. The share of post-acquisition retained profits and losses of associated companies is reported as part of investments in associated companies in the consolidated balance sheet.

Foreign currency translation

        Transactions in foreign currencies are recorded at the rates of exchange prevailing at the date of the transactions. For practical reasons, a rate that approximates the actual rate at the date of the transaction is often used. At the balance sheet date foreign currency denominated receivables and liabilities are translated using the rates of exchange prevailing at the balance sheet date. Foreign exchange gains and losses related to normal business operations and foreign exchange gains and losses associated with financing are entered under financial income and expenses.

        The income statements of foreign subsidiaries are translated into euro at the average of average monthly exchange rates for the year. The balance sheet items except net income are translated into euro at the exchange rate of the balance sheet date. Differences arising from the translation of shareholders' equity and income statement and balance sheet are recorded under shareholders' equity. Exchange differences that result from loans and financial instruments designated as hedges investments in foreign subsidiaries are recorded against the translation differences in the consolidated shareholders' equity, net of taxes.

Revenue recognition

        Sales are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable, and collectibility is probable.

        Revenues and profits on long-term contracts are recorded using the stage of completion method, provided that the outcome of the contract can be assessed with reasonable certainty. Sales are recognised over the contract period based on the progress to completion as determined by the cost-to-cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

Research and development costs

        Research and development costs are expensed as incurred.

Pensions and coverage of pension liabilities

        The pension schemes of Finnish Group companies are covered by pension insurance companies. Non-Finnish subsidiaries make their own pension arrangements in accordance with local practice and legislation. Instrumentarium has met minimum funding requirements for the countries in which it maintains pension schemes.

Non-current assets

        Intangible and tangible assets are stated at historical cost less accumulated depreciation. Land areas are not depreciated. Depreciation is recorded by using the straight-line method based on estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Buildings	20-40 years
Machinery and equipment	4-10 years
Intangibles	3-10 years
Goodwill	5-20 years

        The Company reviews long-lived assets and certain intangibles to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is required to be recognized in an amount by which the asset's net book value exceeds its fair market value.

Inventories

        Inventories are stated at the lower of cost, on a first-in-first-out (FIFO) basis, or net realizable value. Net realizable value is the amount that can be realized from the sale of the asset in the normal course of business less the costs of realization. In the case of products manufactured by the Company itself, inventory values in the consolidated accounts include an appropriate proportion of production overheads in addition to the direct cost of purchase.

Cash and cash equivalents

        Cash and cash equivalents include cash on hand and unrestricted deposits with banks with original maturities of three months or less.

Taxes on extraordinary items

        Taxes on extraordinary income and expenses are included in extraordinary items in consolidated income statement.

Untaxed reserves

        In Finland and certain other countries, companies are permitted to reduce or increase taxable income by net charges or by income representing adjustments to untaxed reserve accounts, provided that such amounts are reflected in the company's financial statements and accumulated on the balance sheet. Such amounts are included, net of taxes, in retained earnings in the consolidated balance sheet.

Income taxes

        Income taxes presented in the income statement consist of current and deferred taxes. Current taxes include estimated taxes corresponding to the result for the financial year of the Group, and adjustments of taxes for previous years.

        A deferred tax liability or asset has been determined for temporary differences between tax bases of assets and liabilities and their amounts in financial reporting, using enacted tax rates effective for the future years. Deferred tax liabilities are recognized in the balance sheet in full, and deferred tax assets at their estimated realizable amounts. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        No deferred tax liability has been recognized for undistributed earnings of domestic subsidiaries since, in most cases, such earnings can be transferred to the parent company without tax consequences.

The Company does not provide deferred income taxes on undistributed earnings of foreign subsidiaries because such earnings is intended to be permanently reinvested in those operations. A deferred tax liability will be recognized if circumstances change and it becomes apparent that some or all of the undistributed earnings of a subsidiary will be recovered in a taxable manner, such as through dividends or sale of the investments.

Warranty

        Provision for estimated warranty costs is recorded at the time of the sale and periodically adjusted to reflect actual experience.

Derivative financial instruments

        The Company uses a variety of derivative financial instruments, principally foreign exchange forward contracts, foreign exchange options, interest rate futures, forward rate agreements, interest rate options and interest rate swaps for hedging purposes. Foreign exchange and interest rate related instruments are used to reduce exposures to market risk resulting from fluctuations in foreign exchange and interest rates by creating offsetting exposures. The Company is not a party to leveraged financial instruments.

        As a main principle, interest rate and foreign exchange related contracts are recorded at fair values with unrealized gains and losses recognized through current period net income. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the hedged item. If a derivative financial instrument ceases to meet the criteria for hedge accounting, any subsequent gains or losses are recognized through current period net income. If an anticipated transaction does not occur, the related hedge is restated at fair value and any gains or losses are recognized in net income. If a hedging instrument is sold or terminated prior to maturity, gains or losses are deferred until the hedged item is recognized in net income.

        Derivatives are designated at inception as a hedge with respect to the hedged item or group of items with similar characteristics. Derivatives are measured for effectiveness both at inception of the hedge relationship and on an ongoing basis.

Stock options

        Instrumentarium Oyj has granted stock options to key personnel of the group as a part of the compensation structure (Stock option plans 1998 and 2001). The options are granted with a fixed exercise price set on a date outlined in the plan. When the options are exercised, the proceeds received (less possible transaction costs) are credited to share capital (the countervalue of the shares for accounting purposes) and share premium account.

        The group has recognized a provision for social security costs on unexercised stock options granted to employees.

Earnings per share

        Earnings per share is based on profit before extraordinary items and income taxes adjusted for minority interests and taxes relating to normal business operations. This amount is then divided by the weighted average number of shares outstanding during each period. According to Finnish GAAP, in calculating the weighted average number of shares outstanding, the subscribed shares have been included from their payment date. The own shares owned by the Group have been deducted from the amount of shares outstanding from the date they have been received.

        In calculating the dilution effect, the number of shares which would be issued on conversion of all stock options into shares, has been added to the weighted average number of shares. The proceeds from this conversion have been assumed to have been used for purchasing own shares at fair values and the number of these shares has been deducted from the calculation.

Exchange rates used in consolidation

	Average			Year-end
	2000	2001	2002	2001	2002
USD	0.924	0.896	0.945	0.881	1.049
SEK	8.446	9.256	9.159	9.301	9.153
NOK	8.114	8.049	7.510	7.952	7.276
GBP	0.609	0.622	0.629	0.609	0.651
CAD	1.371	1.387	1.483	1.408	1.655
JPY	99.530	108.734	118.066	115.330	124.390
AUD	1.589	1.732	1.737	1.728	1.856

2.    Segment information

Development by business segment

EUR thousands	2000	2001	2002
Net sales
Anesthesia and Critical Care	644,977	718,354	815,396
Medical Equipment	145,014	176,305	216,754
Other(1)	122,852	130,702	94,522

	912,843	1,025,361	1,126,671

        Revenues recognized on long-term contracts according to stage of completion method during 2002 amounted to EUR 11 million (1% of net sales).

Operating profit
Anesthesia and Critical Care	60,342	104,814	133,593
Medical Equipment	10,849	14,120	12,519
Other(1)	18,705	13,044	1,001

Operating profit before non-recurring items and amortization of goodwill	89,896	131,978	147,113

Non-recurring operating income and expenses, net	6,177		-3,264
Amortization of goodwill	-16,344	-16,501	-17,383

Operating profit	79,729	115,477	126,466

Net operating assets
Anesthesia and Critical Care(2)		482,272	517,657
Medical Equipment(2)		132,865	139,652
Other(1)		116,252	155,230

Net operating assets		731,389	812,539

Non-interest bearing liabilities		234,248	294,582

Total assets		965,637	1,107,121

Capital expenditure
Anesthesia and Critical Care	10,848	9,284	169,093
Medical Equipment	27,164	18,557	14,851
Other(1)	12,989	15,417	14,426

	51,001	43,258	198,370

Depreciation and amortization
Anesthesia and Critical Care	15,887	14,193	15,036
Medical Equipment	2,154	2,888	4,505
Other(1)	7,486	6,280	5,919
Amortization of goodwill	16,344	16,501	17,383

	41,871	39,861	42,844

Average number of personnel
Anesthesia and Critical Care	3,477	3,355	3,779
Medical Equipment	710	863	1,028
Other(1)	1,018	1,099	843

	5,205	5,317	5,650

1)
Includes Group Administration and divested operations.

2)
Includes assets less non-interest bearing liabilities allocated to business segments.

Development by geographical segment

EUR thousands	2000	2001	2002
Net sales
European Union	353,992	395,539	382,461
of which Finland	97,230	104,292	82,074
Rest of Europe	41,549	47,264	37,822
North America	390,142	442,712	532,211
Asia-Pacific	94,314	100,821	123,431
Rest of the world	32,847	39,024	50,746

	912,843	1,025,361	1,126,671

Net operating assets
European Union		387,498	377,964
of which Finland		214,556	197,743
Rest of Europe		3,945	1,843
North America		480,617	565,763
Asia-Pacific		51,446	53,839
Unallocated assets		42,131	107,711

		965,637	1,107,121

Capital expenditure
European Union	40,229	35,452	22,882
of which Finland	31,327	28,700	17,673
Rest of Europe	393	113	121
North America	9,736	7,270	174,769
Asia-Pacific	644	423	598

	51,001	43,258	198,370

Average number of personnel
European Union	3,085	3,166	3,085
of which Finland	1,931	1,990	1,886
Rest of Europe	109	139	96
North America	1,733	1,729	2,166
Asia-Pacific	278	283	303

	5,205	5,317	5,650

        Net sales are allocated based on the country in which the customer is located.

        Assets, capital expenditure and number of personnel are allocated based on the country in which the group company is located.

3.    Other operating income and expenses

EUR thousands	2000	2001	2002
Other operating income
Rental income	4,654	2,711	3,071
Agency fees and profit sharing	6,155	646	603
Gain on sale of assets	12,509	3,911	4,212
Ohmeda acquisition(1)	3,008
Other income	5,252	3,219	5,134

	31,577	10,487	13,020

Other operating expenses
Expenses on rented properties	-2,680	-901	-1,103
Restructuring expenses (2)	-5,219	-5,525	-22
Loss on sale of assets	-762	-577	-851
Other expenses	-2,080	-2,426	-1,486

	-10,741	-9,429	-3,463

Share in result of associated companies	1,807	253	-268

Other income and expenses, net	22,643	1,311	9,289

1)
Includes the portion of the amount paid by Baxter Healthcare Corporation in September 2000 related to Ohmeda acquisition, which was booked as income.

2)
The restructuring expenses in 2000 totaling EUR 5,219 thousand and 2001 totaling EUR 5,525 thousand are related to program aimed at improving operating efficiencies in Datex-Ohmeda. The program was launched in 2000 and implemented in 2001.

EUR thousands	2000	2001	2002
Non-recurring operating income and expenses
Gain on sale of non-current marketable securities	4,851
Disposal of business operations	1,327		3,558
Restructuring and integration expenses related to the Spacelabs acquisition			-6,822

Non-recurring operating income and expenses, net	6,177		-3,264

Provisions
Restructuring provision related to Spacelabs acquisition			9,652

Total provisions			9,652

4.    Depreciation and amortization

EUR thousands	2000	2001	2002
Depreciation and amortization by asset category
Intangible rights	1,972	1,837	2,728
Goodwill	16,344	16,501	17,383
Other capitalized expenditures	1,792	1,591	1,825
Buildings	5,265	3,697	3,847
Machinery and equipment	16,498	16,236	17,062

	41,871	39,861	42,844

Depreciation and amortization by function
Cost of goods sold	7,037	8,397	9,093
Selling and marketing expenses	4,400	3,921	4,272
Research and development expenses	1,523	1,429	1,880
General and administrative expenses	10,990	9,350	9,090
Other operating expenses	1,577	263	1,126
Amortization of goodwill	16,344	16,501	17,383

	41,871	39,861	42,844

5.    Financing income and expenses

EUR thousands	2000	2001	2002
Dividend income(1)	2,859	372	267
Interest and other financing income
Interest income	2,026	4,285	5,027
Foreign exchange gains(2)	36,406	29,288	30,413
Other financing income	477	4	37

	38,909	33,577	35,477

Write-down of investments
Write-down of long-term investments		-2,356
Interest and other financing expenses
Interest expenses	-15,746	-11,161	-7,135
Foreign exchange losses(2)	-38,969	-31,904	-26,433
Other financing expenses	-229	-343	-468

	-54,944	-43,409	-34,036

Share in result of associated companies	-1	-84	-46

Total financing income and expenses, net	-13,177	-11,899	1,661

1)
Dividend income including related avoir fiscal includes in 2001 EUR 38 thousand and in 2000 EUR 851 thousand dividends received in the form of Instrumentarium corporation shares.

2)
foreign exchange gains and losses related to commercial assets and liabilities and hedging these assets and liabilities as well as hedging anticipated cash flows denominated in foreign currency

6.    Extraordinary income and expenses

EUR thousands	2000	2001	2002
Extraordinary income
Amortization of goodwill for the years 1998 and 1999 triggered by the payment from Baxter Healthcare Corporation	3,520
Gain on sale of the optical retail businesses, net of expenses related to the sale			97,537
Taxes			-20,988

	3,520		76,549

Extraordinary expenses
Professional fees related to the combination agreement between Instrumentarium and GE			-10,320
Taxes			2,993

			-7,327

Extraordinary income and expenses, net	3,520		69,222

7.    Income taxes

EUR thousands	2000	2001	2002
The domestic and foreign components of income before extraordinary items are as follows:
Finland	50,219	59,760	55,275
Other countries	16,334	43,818	72,852

	66,552	103,578	128,127

The components of income taxes are as follows:
Current taxes
Finland	19,581	20,806	14,007
Other countries	12,560	5,663	20,971

	32,141	26,469	34,977

Deferred taxes
Finland	-8,954	366	4,597
Other countries	27	4,603	2,146

	-8,676	4,970	6,742

Income taxes, total	23,465	31,438	41,720

        The principal reasons for the difference between income tax at Finnish statutory rate and effective tax rate in relation to income before extraordinary items:

	2000	2001	2002
Income tax at Finnish statutory rate	29%	29%	29%
Amortization of goodwill on consolidation	6%	4%	3%
Operating losses with no current tax benefit	3%	1%	0%
Adjustments of prior years tax accruals	-8%	-1%	2%
Taxes of foreign subsidiaries, which exceed the Finnish statutory rate	6%	2%	-2%
Utilized tax loss carryforwards, no deferred tax asset recognized	-1%	-5%	3%

Effective tax rate on income before extraordinary items	35%	30%	33%

8.    Earnings per share

EUR thousands	2000	2001	2002
Earnings per share
Income before extraordinary items	66,552	103,578	128,127
Minority interests	-29	-4	128
Income taxes	-23,465	-31,438	-41,720

	43,059	72,136	86,535

Weighted average number of shares outstanding (in thousands)	47,960	47,946	47,980

Earnings per share, EUR	0.90	1.50	1.80

Diluted earnings per share
Income before extraordinary items	66,552	103,578	128,127
Minority interests	-29	-4	128
Income taxes	-23,465	-31,438	-41,720

	43,059	72,136	86,535

Weighted average number of shares outstanding (in thousands)	47,960	48,170	49,744

Diluted earnings per share, EUR	0.90	1.50	1.74

9.    Consolidated cash flow statement

EUR thousands	2000	2001	2002
Following adjustments are made to convert net income on an accrual basis to a cash basis and to remove the effects of items associated with cash flows elsewhere in the cash flow statement:
Adjustments to net income
Depreciation and amortization	41,871	39,861	42,844
Write-down of inventories	9,154	9,730	7,211
Write-down of receivables and non-current assets	1,697	1,815	-769
Gain (-) loss (+) on sale of companies and businesses	-9,829		-81,802
Gain (-) loss (+) on sale of other non-current assets	-6,752	-967	-1,434
Unrealized exchange gains (-) exchange losses (+)	-22,939	-13,789	-3,663
Income taxes	23,465	31,438	41,720
Interest expenses	15,746	11,161	7,135
Treasury shares received as dividend	-613	-27
Ohmeda acquisition(1)	-6,528
Professional fees related to combination agreement			7,327
Other adjustments	3	456	172

Total adjustments	45,275	79,678	18,740

Change in working capital
Increase (-) decrease (+) in inventories	-5,712	-8,040	-2,261
Increase (-) decrease (+) in accounts receivable	-36,247	-20,868	-2,335
Increase (-) decrease (+) in other current receivable	-8,654	5,365	-5,785
Increase (+) decrease (-) in accounts payable	5,846	-1,180	-8,381
Increase (+) decrease (-) in other non-interest bearing liabilities	15,152	12,252	12,517

Change in working capital	-29,615	-12,471	-6,246

Details of acquired companies and business operations are as follows:
Acquired companies and business operations
Non-current assets	1,165	2,645	10,671
Current assets, other than cash and cash equivalents	9,793	9,638	146,073
Liabilities assumed	-9,463	-3,475	-69,706
Goodwill	19,100	8,172	41,023

Cash outflow on acquisition(2)	20,594	16,980	128,061

Details of proceeds from disposition of companies and business operations are as follows:
Proceeds from disposition of companies and business operations
Non-current assets	35,257		23,973
Current assets, other than cash and cash equivalents	1,837		28,613
Liabilities	-295		-10,244
Gain on sale	7,371		80,462
Adjustment for consideration receivable and income tax payable			14,850

Proceeds from disposition of companies and business operations(3)	44,170		137,655

1)
the portion of the amount paid by Baxter Healthcare Corporation in September 2000 related to Ohmeda acquisition, which was recorded in other operating income and extraordinary income

2)
net of cash acquired

3)
net of cash disposed and taxes and disposal costs paid

10.    Intangible and tangible assets

EUR thousands	2001	2002
Intangible assets
Intangible rights
Acquisition cost at beginning of year	26,047	9,341
Capital expenditure	946	12,032
Business acquisitions	353	7
Dispositions of companies and business operations		-711
Disposals and transfers between line items	-19,050	4,512
Translation differences	1,044	-1,153

Acquisition cost at end of year	9,341	24,026

Accumulated amortization at beginning of year	21,000	4,795
Amortization during the year	1,837	2,728
Accumulated amortization of business acquisitions		5
Accumulated amortization of dispositions of companies and business operations		-400
Accumulated amortization of other sold/disposed assets	-19,023	1,658
Translation differences	982	-300

Accumulated amortization at end of year	4,795	8,487

Net book value at end of year	4,545	15,539

Goodwill
Acquisition cost at beginning of year	340,531	346,993
Capital expenditure	1,601
Business acquisitions	6,723	41,023
Dispositions of companies and business operations		-8,892
Disposals and transfers between line items	-1,179	-835
Translation differences	-682	-1,204

Acquisition cost at end of year	346,993	377,085

Accumulated amortization at beginning of year	75,841	91,353
Amortization during the year	16,501	17,383
Accumulated amortization of business acquisitions	148
Accumulated amortization of dispositions of companies and business operations		-7,611
Accumulated amortization of other sold/disposed assets	-1,180	-2,557
Translation differences	43	-186

Accumulated amortization at end of year	91,353	98,382

Net book value at end of year	255,640	278,703

Other capitalized expenditures
Acquisition cost at beginning of year	10,916	15,849
Capital expenditure	1,973	3,146
Business acquisitions	333	552
Dispositions of companies and business operations		-4,744
Disposals and transfers between line items	2,565	-2,362
Translation differences	63	-507

Acquisition cost at end of year	15,849	11,935

Accumulated depreciation at beginning of year	6,664	10,087
Depreciation during the year	1,591	1,825
Accumulated depreciation of business acquisitions		205
Accumulated amortization of dispositions of companies and business operations		-2,459
Accumulated depreciation of other sold/disposed assets	1,800	-1,994
Translation differences	31	-254

Accumulated depreciation at end of year	10,087	7,410

Net book value at end of year	5,763	4,524

EUR thousands	2001	2002
Tangible assets
Land and water areas
Acquisition cost at beginning of year	6,012	6,083
Capital expenditure	35
Business acquisitions	4
Dispositions of companies and business operations		-446
Disposals and transfers between line items		-412
Translation differences	31	-94

Acquisition cost at end of year	6,083	5,131

Net book value at end of year	6,083	5,131

Buildings
Acquisition cost at beginning of year	90,146	97,939
Capital expenditure	7,903	4,101
Business acquisitions	206
Dispositions of companies and business operations		-5,862
Disposals and transfers between line items	-1,448	344
Translation differences	1,132	-3,869

Acquisition cost at end of year	97,939	92,653

Accumulated depreciation at beginning of year	31,725	35,144
Depreciation during the year	3,697	3,847
Accumulated amortization of dispositions of companies and business operations		-643
Accumulated depreciation of other sold/disposed assets	-832	-259
Translation differences	555	-1,867

Accumulated depreciation at end of year	35,144	36,223

Net book value at end of year	62,794	56,430

Machinery and equipment
Acquisition cost at beginning of year	148,332	150,196
Capital expenditure	10,638	14,363
Business acquisitions	1,457	71,315
Dispositions of companies and business operations		-18,986
Disposals and transfers between line items	-13,889	-20,221
Translation differences	3,658	-16,859

Acquisition cost at end of year	150,196	179,808

Accumulated depreciation at beginning of year	103,642	106,420
Depreciation during the year	16,236	17,062
Accumulated depreciation of business acquisitions		62,169
Accumulated amortization of dispositions of companies and business operations		-8,579
Accumulated depreciation of other sold/disposed assets	-16,305	-25,526
Translation differences	2,847	-14,070

Accumulated depreciation at end of year	106,420	137,476

Net book value at end of year	43,775	42,332

Advance payments and assets under construction
Acquisition cost at beginning of year	2,748	3,127
Capital expenditure	5,049	9,179
Disposals and transfers between line items	-5,039	-8,173
Translation differences	369	-1,342

Net book value at end of year	3,127	2,792

11. Investments

EUR thousands	2001	2002
Shares and holdings in associated companies
Acquisition cost at beginning of year	1,609	1,904
Capital expenditure	217	360
Translation differences	77	234

Acquisition cost at end of year	1,904	2,497

Accumulated equity adjustment at beginnig of year	-1,572	-1,828
Share in result of associated companies	169	-314
Dividends received	-472
Sales and disposals	125	46
Translation differences	-77	-234

Accumulated equity adjustment at end of year	-1,828	-2,330

Net book value at end of year	75	167

Shares and holdings in associated companies include unamortized goodwill balance of EUR 93 thousand.
Other shares and holdings
Acquisition cost at beginning of year	18,664	15,152
Capital expenditure	6	6,035
Business acquisitions	2	1,177
Business disposals		-4,024
Other sales and disposals	-3,643	-2,276
Translation differences	123	-94

Net book value at end of year	15,152	15,969

Other shares and holdings include the following:
Non-current marketable equity securities	805	153
Real estate shares	10,442	8,903
Other shares and holdings	3,904	6,913

	15,152	15,969

        The market value of non-current marketable equity securities at December 31, 2002 was EUR 1,245 thousand and at December 31, 2001 EUR 3,303 thousand.

12. Receivables

Interest bearing and non-interest bearing assets are as follows:

EUR thousands	2001	2002
Long-term interest bearing receivables
Loans receivable	19,129	17,918

	19,129	17,918

Long-term non-interest bearing receivables
Loans receivable from associated companies	85	131
Long-term accounts receivables	3,921	4,279

	4,006	4,410

Short-term interest bearing receivables
Loans receivable	1,389	1,238

	1,389	1,238

Short-term non-interest bearing receivables
Accounts receivable	288,106	308,511
Loans receivable	134
Other receivables	19,754	23,503
Prepaid expenses and accrued income	18,530	41,878

	326,524	373,892

Prepaid expenses and accrued income consist of the following:
Accrued interest and exchange gains for derivatives	1,510	12,635
Income tax receivable	3,483	8,432
Receivables relating to long term contracts		8,105
Other	13,537	12,706

	18,530	41,878

13. Shareholders' equity

Share capital

        The registered share capital of Instrumentarium Corporation at December 31, 2002 was EUR 96,524,276 and it was divided into 48,262,138 shares. All shares have an equal voting right and they confer on their holders the same rights to Company assets and profit distribution.

        Under its Articles of Association, the Company's minimum amount of share capital is EUR 35 million and maximum amount is EUR 140 million.

Treasury shares

        On December 31, 2002, the Group owned 222,722 Instrumentarium Corporation shares which have been received as dividend during 1999, 2000 and 2001. The shares have been recorded as a long-term investment on the balance sheet at acquisition cost of EUR 4,062 thousand. The shares correspond to 0.46% of the Company's shares and voting rights.

Amount of shares	Received as dividend, date	Average price(1) EUR	Acquisition cost, EUR thousand
175,656	6.8.1999	19.36	3,401
1,368	30.9.1999	15.93	22
2,052	21.3.2000	16.03	33
41,936	14.4.2000	13.83	580
1,710	9.4.2001	15.58	27

222,722			4,062

1)
The average price is based on the trade volume weighted adjusted average price on the day dividend was paid.

Stock options

Stock Option Plan 1998

        According to the Stock Option Plan approved by the Extraordinary Shareholders' Meeting on June 17, 1998, key personnel and members of the Board of Directors of the Company have been issued stock options as a part of an incentive program. The maximum number of stock options to be issued is 1,300,000, of which 390,000 are marked with a letter A, 390,000 with a letter B, and 520,000 with a a letter C. As a a part of the Stock Option Plan 2001, the 1998 stock options, which were in the posession of the wholly owned subsidiary of Instrumentarium Corporation, and entitled to subscription of 500,000 shares, were not used and were cancelled by the Company. The outstanding stock options entitle, according to the Stock Option Plan, to subscription of a total of 2,516,449 shares of the Company. The amount of shares that can be subscribed with the stock options has been adjusted by multiplying it by 2.3922 due to a rights issue made in 1998 and a bonus issue made in 2002.

Stock options	Options Granted at Dec. 31, 2002	Shares to be subscribed	Subscription period	Exercise price adjusted for share issue, EUR(1)
1998A	292,500	699,718	1.6.2001 - 30.6.2006	18.14
1998B	299,553	716,590	1.6.2002 - 30.6.2006	16.32
1998C	430,200	1,029,124	1.6.2003 - 30.6.2006	14.77

Total	1,022,253	2,445,432

(1)
The exercise price is based on the trade volume weighted adjusted average price of the Company's previous letter B share during a period determined in the terms of the option program. The period for the Letter A options is Aug. 1-Oct. 31, 1998, Letter B options Nov. 1, 1998-Jan. 1, 1999 and Letter C options Feb. 1-Apr. 30, 1999.

Stock Option Plan 2001

        According to the Stock Option Plan approved by the General Annual Shareholders' Meeting on March 26, 2001, key personnel of the Company have been issued stock options as a part of an incentive program. The maximum number of stock options to be issued is 860,000, of which 430,000 are marked with a letter A and 430,000 with a letter B. According to the Stock Option Plan, the outstanding stock options entitle to subscription of a total of 1,720,000 shares of the Company. The amount of shares that can be subscribed with the stock options has been adjusted by multiplying it by 2.00 due to a bonus issue made in 2002. From the share subscription price of stock options 2001A and 2001B shall, as per the dividend record date, be deducted the amount of the special dividend, which differs from the Company's normal dividend policy and is determined by the Board of Directors, distributed after the beginning of the period for determination of the subscription price but before the date of subscription for shares.

Stock options	Options granted at Dec. 31, 2002	Shares to be subscribed	Subscription period	Exercise price adjusted for share issue, EUR(1)
2001A	399,800	799,600	1.12.2003 - 30.6.2007	17.27
2001B	171,000	342,000	1.12.2004 - 30.6.2007	21.54

Total	570,800	1,141,600

(1)
The exercise price is based on the trade volume weighted adjusted average price of the Company's share during a period determined in the terms of the option program. The period for the Letter A options is Apr. 1-Jun. 30, 2001 and for the Letter B options Oct. 1-Dec. 31, 2001.

        If a stock option holder ceases to be employed by or in the service of the Company for any other reason than retirement or death, then such person shall without delay offer to the Company free of charge such option certificates for which the share subscription period has not commenced. In stock option plan 1998 there is an exception for this for a member of the Board of Directors who is not employed by or in the service of the Company on a full time basis.

Distributable funds

EUR thousands	2001	2002
Total distributable funds on December 31 were as follows:
Retained eamings	285,084	325,493
Net income	72,136	155,757
Equity share of untaxed reserves	-21,998	-21,431

	335,223	459,820

        Total distributable funds of the Parent company on December 31, 2002 were EUR 432,177 thousand.

The Combination Agreement between Instrumentarium and GE

        According to the Combination Agreement between Instrumentarium and GE, signed on December 18, 2002, GE will make an offer for all outstanding options of Instrumentarium. The offer price for the stock options is EUR 52.29 per 1998A option, EUR 56.65 per 1998B option, EUR 60.36 per 1998C option, EUR 45.46 per 2001A option and EUR 36.92 per 2001B option. Additionally, Instrumentarium has undertaken not to distribute or grant any of the stock options issued or held by the Company's subsidiaries, except for options that have been previously granted and delivered to an employee, and having been forfeited by such employee.

14.   Deferred tax assets and liabilities

EUR thousands	2001	2002
Deferred tax assets
Internal margin of inventories	10,538	8,835
Differences between book and tax basis	15,899	37,901
Valuation allowance	-12,026	-5,718

	14,411	41,018

Deferred tax liabilities
Accelerated depreciation and reserves	8,985	8,753
Differences between book and tax basis	13,571	5,295

	22,556	14,048

        At December 31, 2002 accumulated tax loss carryforwards, mainly attributable to foreign subsidiaries, amounted to EUR 7,700 thousand, of which approximately EUR 670 thousand have no expiration date. The remaining loss carryforwards expire during 2003-2019. At December 31, 2001 accumulated tax loss carryforwards amounted to EUR 25,480 thousand. The net operating loss benefits for the years ended December 31, 2002 and 2001 amounted approximately to EUR 16,200 thousand and EUR 19,300 thousand, respectively.

15.   Long-term liabilities

EUR thousands	2001	2002
Long-term interest bearing liabilities
Loans from financial institutions	130,036	30,953
Other long-term interest bearing liabilities	84	8

	130,120	30,961

Long-term non-interest bearing liabilities
Other long-term non-interest bearing liabilities	7,000	9,387

	7,000	9,387

Total long-term liabilities	137,120	40,348

        Maturities of long-term liabilities as of December 31, 2002 were as follows:

2004	481
2005	271
2006	17
2007	181
2008	2
Thereafter	39,395

40,348

        The Company has had a syndicated credit facility of USD 300 million (EUR 286 million) since July 1998. The term of the syndicated credit facility is seven years with repayment in five semiannual installments beginning at the end of the fifth year. The facility is a multi-currency facility. There is no credit presently outstanding. The average interest rate is based on LIBOR. After the fifth year, the margin on the interest rate will increase from 0.225% to 00.25% for the two remaining years. The commitment fee for the undrawn balances is 0.10% per annum. The terms of the credit facility contain certain debt covenants including limitations on indebtedness, liens, change of business, mergers, and disposal of assets.

        The Company has had a loan of EUR 30 million from Nordic Investment Bank since December 2002. The term of the loan is approximately ten years and it will be prepaid in one instalment at the end of the loan term. The interest rate is based on EURIBOR with the margin of 0.45%. The interest rate was 3.39% at December 31, 2002. The terms of the loan contain certain debt covenants including limitations on indebtedness, liens, change of business, mergers, and disposal of assets.

16.   Short-term liabilities

EUR thousands	2001	2002
Short-term interest bearing liabilities
Loans from financial institutions	14,518	15,021
Commercial papers	63,683	111,831
Other loans	448	1,654

	78,649	128,507

        The weighted average interest rate for short-term interest bearing debt at December 31, 2002 was approximately 3.1% and at December 31, 2001 approximately 4.0%. Instrumentarium maintains lines of credit and overdraft arrangements with certain banks. The unused portion aggregated to EUR 9,940 thousand at December 31, 2002.

EUR thousands	2001	2002
Short-term non-interest bearing liabilities
Advance payments	3,836	8,295
Accounts payable	58,673	59,954
Other short-term liabilities	16,563	16,555
Accrued liabilities	125,619	176,691

	204,691	261,495

Total short-term liabilities	283,340	390,001

Accrued liabilities consist of the following:
Accrued payroll	39,542	50,023
Accrued income taxes	18,288	41,096
Other post-retirement benefits	28,731	29,044
Accrued warranty expense	7,591	11,389
Other	31,468	45,140

	125,619	176,691

17.   Commitments and contingencies

EUR thousands	2001	2002
On behalf of Instrumentarium
Mortgages for bank guarantees	3,364
Guarantees	10,207	36,167
Other commitments	8,642	10,047

	22,213	46,214

Pension commitments
Other pension commitments	249	250

	249	250

Commitments and contingencies, total	22,462	46,464

        At December 31, 2002 and 2001 the Group was contingently liable for approximately EUR 82 thousand and EUR 405 thousand, respectively, relating to repurchase obligations.

18.   Leasing contracts

        Minimum annual rental commitments at December 31, 2002, principally for non-cancelable operating leases, were as follows:

Fiscal, EUR thousands	Financial lease	Operating lease	Total
2003	328	14,805	15,134
2004	248	11,916	12,164
2005	138	9,042	9,180
2006	10	974	984
2007		485	485
thereafter		1,000	1,000

Total minimum lease payments	725	38,221	38,946

19.   Financial instruments

Financial risk management and derivative financial instruments

        The Company's financial risks are managed according to a financial risk management policy set and approved by the Board of Directors of Instrumentarium Corporation. The objective of the financial risk management policy is to identify and analyze risk positions, to measure the risks and to hedge against them using appropriate and cost-effective means. The Company has market risk exposures to foreign exchange rates, interest rates and marketable equity securities, together with liquidity and credit risks.

Market risk

        Variety of derivative financial instruments are used, principally foreign exchange forward contracts, foreign exchange options, interest rate futures, forward rate agreements, interest rate options and interest rate swaps for hedging purposes. Foreign exchange and interest rate related instruments are used to reduce exposures to market risk resulting from fluctuations in foreign exchange and interest rates by creating offsetting exposures. Leveraged financial instruments are not used.

        The foreign exchange position of the Company is managed centrally. Foreign Exchange related contracts are held on a fair value basis and unrealized gains and losses are recognized through current period net income. Foreign exchange forward contracts and foreign exchange options are used to hedge the foreign exchange risk on certain commercial assets (accounts receivable) and liabilities (accounts payable) and a proportion of related anticipated cash flows denominated in foreign currency up to 9 months forward. The principal foreign currency to which the Company is exposed is the U.S. dollar. Loans are used to hedge part of equity investments of the Company in overseas subsidiaries.

        The interest rate position of the Company is managed centrally. Interest rate related contracts are held on a fair value basis and unrealized gains and losses are recognized through current period net income.

        Derivatives are designated at inception as a hedge with respect to the hedged item or group of items with similar characteristics. Derivatives are measured for effectiveness both at inception and on an ongoing basis. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the hedged item. If a derivative financial instrument ceases to meet the criteria for hedge accounting, any subsequent gains or losses are recognized through current period net income. If an anticipated transaction does not occur, the related hedge is restated at fair value and any gains or losses are recognized in net income. If a hedging instrument is sold or terminated prior to maturity, gains or losses are deferred until the hedged item is recognized in net income.

        Marketable equity securities holdings are minor. Price risk of these marketable equity securities is not hedged.

Liquidity risk

        The Company's goal is to maintain liquidity at an appropriate level in relation to its business activities at all times. The Company has unused credit lines at its disposal in addition to the liquid funds in the balance sheet.

Credit risk

        Credit risks arising from financial operations are managed by entering into contracts only with counterparties with a good credit standing. The Company sets cash and maturity limits on these approved counterparties and monitors their credit positions and ratings continuously.

Carrying amount, notional and fair value

        The table below shows the notional principal, fair value and credit risk amounts of the Company's foreign currency instruments and interest rate derivatives at December 31, 2002 and 2001. The notional principal amount for off-balance-sheet instruments provide one measure of the transaction volume outstanding as of year-end, and does not represent the amount of Company's exposure to credit risk or market loss. The credit risk amount in the table below represents the Company's gross exposure to potential accounting loss on these transactions if all counterparties failed to perform according to the terms of the contract. The Company's exposure to credit loss and market risk will vary over time as a function of interest rates and currency exchange rates.

        The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2002 and 2001. Although the table below reflects the notional principal, fair value, and credit risk amounts of the Company's foreign exchange and interest rates instruments, it does not reflect the gains or losses associated with the exposures and transactions that the foreign exchange and interest rate instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

At December 31, 2002

EUR thousands	Notional principal	Fair value	Credit risk	Carrying amount
Foreign exchange instruments
Forwards to buy	74,660	-716		-716
Forwards to sell	286,923	12,254	12,254	12,254
Options purchased	40,362	97	97	97
Options written	39,227	-25		-25

At December 31, 2001

EUR thousands	Notional principal	Fair value	Credit risk	Carrying amount
Foreign exchange instruments
Forwards to buy	55,018	1,333	1,333	1,333
Forwards to sell	90,233	-1,162		-1,162
Options purchased	20,240	124	124	124
Options written	20,378	-47		-47
Interest rate instruments
Futures	50,000	-16		-16
Options purchased	1,491

Fair value of other financial instruments

        The carrying amounts reflected in the consolidated balance sheets for short-term financial instruments approximate fair value.

        Shares and holdings in associated companies are unquoted securities. The estimated fair value is the same as book value as of December 31, 2002 and 2001. The fair value of Company's long-term loans (both receivables and payables) is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for loans of the same remaining maturities. The fair value of long term liabilities, long-term receivables and loans receivable and payable is not significantly different from their carrying value.

20.   Personnel expenses and number of personnel

EUR thousands	2000	2001	2002
Personnel expenses
Salaries, bonuses and fees to the members of the Board of Directors and Presidents	3,671	4,163	5,589
Wages and salaries total	245,069	258,973	285,938
Pension expenses	19,822	29,289	29,274
Other personnel expenses	29,089	30,768	44,716

	293,980	319,030	359,928

Number of personnel
Personnel, average	5,205	5,317	5,650
Personnel, at year end	5,217	5,386	5,325

Pension arrangements for management

        The members of Board of Directors of Instrumentarium Corporation employed by the Company may retire at the age of 60. The retirement age of the managing directors of the group companies is determined according to local standards in respective countries.

21.   Shareholdings in subsidiaries and associated companies

Subsidiaries	Country	Shareholding % Dec. 31, 2002
Anesthesia and Critical Care
Datex-Ohmeda Pty. Ltd.	Australia	100.0
Datex-Ohmeda S.L.	Spain	100.0
Datex-Ohmeda B.V.	Netherlands	100.0
Datex-Ohmeda (India) Pvt. Ltd.	India	100.0
Datex-Ohmeda Ltd.	Great Britain	100.0
Instrumentarium UK Ltd.	Great Britain	100.0
Datex-Ohmeda S.p.A.	Italy	100.0
Datex-Ohmeda K.K.	Japan	100.0
Datex-Ohmeda (Canada) Inc.	Canada	100.0
Datex-Ohmeda A/S	Norway	100.0
Datex-Ohmeda S.A.S	France	100.0
Instrumentarium AB	Sweden	100.0
Datex-Ohmeda GmbH	Germany	100.0
Datex-Ohmeda Pte. Ltd.	Singapore	100.0
Datex-Ohmeda, Inc.	USA	100.0
Spacelabs Medical Products Pty.Ltd	Australia	100.0
Spacelabs Medical S.A.	Spain	100.0
Spacelabs Medical Trading Co.	Guam	100.0
Spacelabs Medical Limited	Hong Kong	100.0
Spacelabs Medical Private Ltd.	India	100.0
Spacelabs Medical Ltd.	Great Britain	100.0
Spacelabs Medical s.r.l.	Italy	100.0
Spacelabs Medical Products GmbH	Austria	100.0
Spacelabs Medical Instruments (Tianjin) Co. Ltd.	China	100.0
Shanghai Burdick Medical Instrument Co., Ltd	China	56.0
Spacelabs Medical S.A. De C.V.	Mexico	100.0
Spacelabs Medical S.A.S	France	100.0
Spacelabs Medical AB	Sweden	100.0
Spacelabs Medical GmbH	Germany	100.0
Spacelabs Pte. Ltd.	Singapore	100.0
Spacelabs Medical Ltd.	Taiwan	100.0
Spacelabs International, Inc. Delaware	USA	100.0
Spacelabs Medical Data Corporation	USA	100.0
SMD Software, L.L.C. Washington	USA	55.0
Spacelabs Burdic, Inc. Delaware	USA	100.0
Deio B.V.	Netherlands	100.0
Deio Ltd.	Great Britain	100.0
Deio s.r.l.	Italy	100.0
Deio (Canada) Inc.	Canada	100.0
Deio S.A.S	France	100.0
Deio AB	Sweden	100.0
Deio GmbH	Germany	100.0
Deio Pte. Ltd.	Singapore	100.0
Deio Corporation	Finland	97.6
Deiobox Oy	Finland	100.0
Deio Holdings, Inc.	USA	100.0
Deio, Inc.	USA	100.0

Medical Equipment
Instrumentarium Imaging Italia s.r.l.	Italy	100.0
Instrumentarium Imaging France S.A.R.L.	France	100.0
Instrumentarium Dental GmbH	Germany	100.0
Instrumentarium Imaging Ziehm GmbH	Germany	100.0
Instrumentarium Imaging Inc.	USA	100.0
Instrumentarium Imaging Ziehm, Inc.	USA	100.0
Soredex, Inc.	USA	100.0
SIA Instrumentarium Medical	Latvia	100.0
Medko Medical Ltd.	Finland	100.0
Instrumentarium Medical OU	Estonia	100.0
Other
Datia Holdings B.V.	Netherlands	100.0
Eksperimentarium Oy	Finland	100.0
Oy Dentaldepot Ab	Finland	99.97
Oy Metava Ab	Finland	100.0
Medko Oy	Finland	100.0
Sotem Oy	Finland	100.0
Urtsni Oy	Finland	100.0
Kiinteisto Oy Lahti Puustellintie 3	Finland	100.0
Litonii Gard Ab	Finland	90.0
Bostads Ab Hafnia	Finland	73.0
Instrumentarium Holdings, Inc.	USA	100.0
Sentinel Wireless Incorporated	USA	30.0
Associated companies	Country	Shareholding % Dec. 31, 2002
Abmin Technologies Oy	Finland	42.5
Intensium Oy	Finland	48.0
IBD Holdings LLC	USA	50.0

22.   The combination agreement between Instrumentarium and GE

        Instrumentarium and General Electric signed a combination agreement on December 18, 2002, under which General Electric offers to purchase all shares in Instrumentarium for EUR 40 per share in cash. In addition to the purchase price offered, shareholders may be entitled to a dividend of EUR 0.70 per share without affecting the price offered. If the dividend per share paid exceeds EUR 0.70, the purchase price offered shall be reduced by the amount of dividend exceeding EUR 0.70. The offer was announced on January 14, 2003 and will expire on April 11, 2003, unless otherwise extended or withdrawn. The boards of directors of both Instrumentarium and General Electric have approved the combination agreement.

        This transaction, which is expected to close in 2003, is subject to a minimum acceptance condition of 80%, regulatory approvals and other customary conditions. The content of the combination agreement has been described more closely in the official financial statements of Instrumentarium. More detailed information on the combination agreement and on the tender offer is included in GE's tender offer document, which is available at Nordea Securities Corporate Finance Oy, the arranger of the tender offer, and the asset management branches of Nordea Bank Finland Plc. Copies of the document are available in the United States at Morrow & Co. Inc, the information agent of GE in the USA.

Parent Company income statement

EUR thousands	2001	2002
Net sales	-291,179	-261,876
Cost of goods sold	-151,626	-138,225

Gross profit	139,553	123,651

Selling and marketing expenses	-37,400	-26,734
Research and development expenses	-26,855	-28,077
General and administrative expenses	21,311	-29,134
Other operating income and expenses, net	4,289	9,127

Operating profit	58,276	48,833

Financing income and expenses, net	18,881	7,768

Income before extraordinary items	77,157	56,600

Extraordinary income and expenses, net	-10,735	69,826

Income after extraordinary items	66,422	126,426

Change in appropriations	3,383	1,596
Income taxes	-14,772	-32,118

Net income	55,033	95,904

Parent Company balance sheet

ASSETS

EUR thousands	Dec. 31, 2001	Dec. 31, 2002
NON-CURRENT ASSETS
Intangible assets	8,467	7,737
Tangible assets	50,903	47,908
Investments in Group companies	521,719	477,769
Investments in associated companies	649	981
Other investments	24,249	28,211

Total non-current assets	605,986	562,606

CURRENT ASSETS
Inventories	33,489	23,897
Short-term receivables	283,932	356,031
Cash and cash equivalents	2,483	32,295

Total current assets	319,904	412,222

TOTAL ASSETS	925,890	974,829

SHAREHOLDERS' EQUITY AND LIABILITIES

EUR thousands	Dec. 31, 2001	Dec. 31, 2002
SHAREHOLDERS' EQUITY
Share capital	48,169	97,075
Share premium account	110,778	68,296
Reserve for treasury shares	62	62
Retained earnings	310,164	336,273
Net income for the period	55,033	95,904

Total shareholders' equity	524,206	597,610

Appropriations	28,624	27,029

LIABILITIES
Long-term liabilities	125,884	30,541
Short-term liabilities	247,175	319,648

Total liabilities	373,059	350,190

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	925,890	974,829

Parent Company statement of changes in shareholders' equity

EUR thousands	Share capital	Share premium account	Treasury shares	Retained earnings	Total
Balance at December 31, 2000	48,169	110,778	42	334,183	493,172

Transfer to reserve for treasury shares			20	-20
Dividends				-23,974	-23,974
Donation				-25	-25
Net income				55,033	55,033

Balance at December 31, 2001	48,169	110,778	62	365,197	524,206

Bonus issue	48,169	-48,169
Shares subscribed with warrants, registered	187	1,435			1,622
Shares subscribed with warrants, unregistered(1)	550	4,251			4,802
Dividends				-28,899	-28,899
Donation				-25	-25
Net income				95,904	95,904

Balance at December 31, 2002	97,075	68,296	62	432,177	597,610

(1)
registered on January 16, 2003

Shares and shareholders

Shares and voting rights

        The registered share capital of Instrumentarium Corporation on 31 December 2002 was EUR 96,524,276 and it was divided into 48,262,138 shares. The minimum share capital stipulated in the Articles of Association is EUR 35,000,000 and the maximum share capital is EUR 140,000,000. All shares have an equal voting right and they confer on their holders the same rights to Company assets and profit distribution.

        Incorporated into the Company's Articles of Association, is a clause on redemption obligation, according to which a shareholder whose holding of the total shares of the Company equals or exceeds one third (1/3) or one half (1/2) shall be liable, at the request of other shareholders, to redeem their shares. More detailed provisions related to the redemption obligation are included in the Articles of Association.

Stock exchanges

        The share of Instrumentarium Corporation has been quoted on the Helsinki Exchanges since 1971. The Company has one listed share series (HEX: INS1V) and it is listed in the Telecommunication and Electronics business sector on the Main List of the Helsinki Exchanges. American Depositary Receipts (ADRs) have been traded on the NASDAQ Stock Market in the United States since 1983 (NASDAQ: INMRY). One ADR equals one share. At the end of 2002 there were 318,487 ADRs outstanding on the NASDAQ list.

Stock options

        As part of the Group incentive program, Instrumentarium Corporation currently has two Stock Option Plans, with options that allow the holder to subscribe to shares in Instrumentarium Corporation. Based on the 1998 Stock Option Plan, key personnel, members of the Board of Directors of the parent company as well as a wholly owned subsidiary of Instrumentarium Corporation have been issued a total of 1,300,000 stock options of which 209,013 stock options have been cancelled. Based on the 2001 Stock Option Plan, key personnel and a wholly owned subsidiary of Instrumentarium Corporation have been issued 860,000 stock options (see also page 28). The maximum amount of outstanding stock options is 1,911,940 and, if fully exercised, they would correspond to 8.07% of the Company's shares and, voting rights.

Management shareholding

        At the end of 2002, the members of the Board of Directors including the President and CEO of Instrumentarium Corporation, as well as organisations under their control, held 127,878 shares, representing 0.26% of the Company's shares and voting rights. The stock options granted to members of the Board of Directors correspond to 0.34% of the Company's shares and voting rights.

Holding of own shares

        Instrumentarium owned 222,722 shares of its own at the end of 2002, received as dividends in 1999-2001.

Authorizations of the Board of Directors

        The Board of Directors of Instrumentarium Corporation has an authorization to decide to purchase the Company's own shares using funds available for distribution of profits, as well as the transfer of shares purchased, or otherwise already held by the Company, of a maximum number of

2,400,000 shares. In addition, the Board of Directors has an authorization to increase share capital through a rights issue by a maximum of 4,800,000 new shares in one or several lots, deviating from the existing shareholders' pre-emptive rights. The authorizations are in effect until the Annual General Meeting in 2003, though not after March 25, 2003.

        The Board of Directors of Instrumentarium Corporation has neither authorized the purchase or disposition of own shares, nor authorized an increase in share capital during the year. The Board of Directors has neither had an authorization to issue convertible debt, nor warrants during the year.

Shareholder agreements

        The Board of Directors is not aware of any shareholder agreements concerning the Company's shares.

Distribution of ownership on 31 December 2002

Number of shares	Number of shareholders	% of total shareholders	Number of shares	% of shares
1-100	5,693	29.9	324,659	0.7
101-500	7,653	40.1	1,935,375	4.0
501-1,000	2,359	12.4	1,704,871	3.5
1,001-5,000	2,626	13.8	5,692,249	11.8
5,001-10,000	362	1.9	2,531,890	5.2
over 10,000	374	2.0	36,058,106	74.7
Shares not transferred to the book-entry systems			14,988	0.0

Total	19,067	100.0	48,262,138	100.0

Ownership structure on December 31, 2002

Owner group	Number of shareholders	Number of shares	% of shares
Companies
Public	8	20,326	0.0
Private	817	4,150,147	8.6
Insurance and financial institutions	108	4,737,560	9.8
Public entities	76	4,645,879	9.6
Associations and foundations	493	5,587,943	11.6
Households	17,446	13,938,479	28.9
Foreign shareholders	107	330,798	0.7
Nominee-registered shares	12	14,836,018	30.7
Shares not transferred to the book-entry systems		14,988	0.0

Total	19,067	48,262,138	100.0

Principal shareholders on December 31, 2002

Shareholder		Number of shares	% of shares
1.	Tapiola Insurance Group	1,686,298	3.5
	Tapiola Mutual Pension Insurance Company	704,530	1.5
	Tapiola General Mutual Insurance Company	605,778	1.3
	Tapiola Mutual Life Assurance Company	282,216	0.6
	Tapiola Corporate Life Insurance Company	93,774	0.2
2.	Mutual Pension Insurance Company Ilmarinen Ltd.	1,040,692	2.2
3.	Folkhälsan	694,690	1.4
4.	The Local Government Pensions Fund	609,578	1.3
5.	Etra-Invest Oy	555,550	1.2
6.	Suomi Mutual Life Assurance Company	539,600	1.1
7.	Sampo Life Insurance Company Limited	533,300	1.1
8.	Instrumentarium Scientific Fund	521,438	1.1
9.	The Finnish Cultural Foundation	480,648	1.0
10.	The Social Insurance Institution	420,470	0.9
11.	The Finnish Medical Society Duodecim	400,732	0.8
12.	H. Kuningas & Co Oy Ab	385,696	0.8
13.	Medical Investment Trust Oy (MIT)	375,100	0.8
14.	Inez and Julius Polins Foundation	326,000	0.7
15.	State Pension Fund	310,000	0.6
16.	Pohjola Group plc	287,000	0.6
	Pohjola Non-Life Insurance Company Ltd.	280,000	0.6
	A-Insurance	7,000	0.0
17.	Evald and Hilda Nissi Foundation	258,250	0.5
18.	Jenny and Antti Wihuri Foundation	230,022	0.5
19.	Pensionfund Polaris	226,816	0.5
20.	Medko Oy(1)	217,592	0.5

		10,099,472	20.9
Nominee registered shares		14,836,018	30.7
Other shareholders		23,326,648	48.3

Total		48,262,138	100.0

1)
part of Instrumentarium Group, not entitled to vote at the General Meeting

Share issues since 1988

Share issue	Subscription period	Terms of subscription or subscriber	Subscription price, EUR	Number of new shares	Total shares
Bonus issue	22.1.-23.2.88	5:1 A	—	839,025 A	6,229,025
Bonus issue	22.1.-23.2.88	5:1 Bs	—	68,917 Bs	6,297,942
Bonus issue	22.1.-23.2.88	5:1 Bv	—	170,058 Bv	6,468,000
Subscription	22.1.-23.2.88	personnel	21.86	82,000 Bs	6,550,000
Subscription	22.6.88	acquisition	37.51	86,000 Bs	6,636,000
Subscription	22.12.88	acquisition	36.66	14,100 Bs	6,650,100

Subscription	23.6.92	acquisition	50.46	66,667 A	6,716,767

Split	21.4.94	1:2 A	—	5,100,817 A	11,817,584
Split	21.4.94	1:2 B	—	1,615,950 B	13,433,534
Bonus issue	21.4.94	2:1 A	—	5,100,817 A	18,534,351
Bonus issue	21.4.94	2:1 B	—	1,615,950 B	20,150,301

Subscription	9.5.96	warrants	13.17	13,500 B	20,163,801

Rights issue	4.12.-18.12.98	51:10 B	23.55	3,920,570 B	24,084,371

Bonus issue	2.4.02	1:1	—	24,084,371	48,168,742
Rights issue	15.4.02	warrants	18.14	1,434	48,170,176
Rights issue	29.4.02	warrants	18.14	28,465	48,198,641
Rights issue	13.6.02	warrants	18.14	7,892	48,206,533
Rights issue	1.8.02	warrants	16.32	9,919	48,216,452
Rights issue	10.9.02	warrants	18.14	2,870	48,219,322
Rights issue	5.11.02	warrants	18.14	8,611	48,227,933
Rights issue	5.11.02	warrants	16.32	4,784	48,232,717
Rights issue	29.11.02	warrants	18.14	4,544	48,237,261
Rights issue	29.11.02	warrants	16.32	24,877	48,262,138

Share capital and per share data 1998-2002

		1998	1999	2000	2001	2002
Share capital on December 31	EUR million	81.0	96.3	96.3	96.4	97.1
Market capitalization on December 31	EUR million	843.7	777.5	503.5	1 126.7	1,834.1
Adjusted average number of shares
Excluding diluting effect of stock options	thousands	42,119	48,097	47,960	47,946	47,980
Including diluting effect of stock options	thousands	42,648	48,219	47,960	48,170	49,744
Adjusted number of shares on December 31	thousands	48,169	47,992	47,948	47,946	48,039
Number of own shares on December 31	thousands	—	177	221	222	222
Number of shareholders		9,457	19,080	20,332	18,243	19,067
Earnings per share	EUR	0.37	0.35	0.90	1.50	1.80
Diluted earnings per share	EUR	0.37	0.35	0.90	1.50	1.74
Earnings per share U.S. GAAP	EUR	0.10	0.27	1.68	1.49	3.48
Diluted earnings per share U.S.GAAP	EUR	0.11	0.27	1.68	1.48	3.42
Shareholders' equity per share	EUR	8.79	9.21	9.79	10.81	13.48
Dividend per share	EUR	0.29	0.34	0.40	0.60	4.70	*
A 100-year anniversary bonus dividend per share	EUR	—	—	0.10	—	—
Payout ratio	%	78.6	97.1	55.6	39.9	260.6	*
P/E ratio **		47.7	46.8	11.7	15.6	21.2
Dividend yield **	%	1.7	2.1	4.8	2.6	12.3	*
Performance of Instrumentarium shares
The Helsinki Exchanges
B share ***
high	EUR	32.28	20.25	18.42	23.75	39.00
low	EUR	13.77	13.20	9.93	10.45	20.50
average	EUR	21.02	16.89	14.20	17.62	28.65
on December 31	EUR	17.57	16.20	10.50	23.50	38.18
A share
high	EUR	31.60	20.50	—	—	—
low	EUR	13.77	12.55	—	—	—
average	EUR	22.10	17.74	—	—	—
on December 31	EUR	17.49	—	—	—	—
NASDAQ, ADR
high	USD	33.96	21.75	18.50	22.20	39.75
low	USD	16.38	14.50	8.75	9.50	20.14
average	USD	25.27	17.20	12.39	17.86	26.50
on December 31	USD	20.23	15.50	10.25	20.98	39.20
Trading volume of Instrumentarium shares
The Helsinki Exchanges
B share ***		7,253,206	5,847,992	11,055,904	18,287,722	40,003,887
of shares outstanding	%	63.0	31.5	23.0	38.0	83.3
A share		7,477,598	12,605,484	—	—	—
of shares outstanding	%	24.4	41.2	—	—	—
NASDAQ
ADR		75,233	23,476	55,960	144,595	553,591
of Depositary Receipts outstanding	%	39.9	13.8	29.8	69.4	173.8

*
proposed by the Board of Directors

**
calculated for the share series B for the year 1998

***
from Dec. 20, 1999 only one share series

Financial indicators 1998-2002

EUR million		1998	1999	2000	2001	2002
Net sales	EUR million	654.4	773.5	912.8	1,025.4	1,126.7
Change from the previous year	%	45.1	18.2	18.0	12.3	9.9
Foreign sales	EUR million	512.2	665.1	815.6	921.1	1,044.6
Share of net sales	%	78.3	86.0	89.3	89.8	92.7
Operating profit before non-recurring items and amortization of goodwill	EUR million	28.6	59.8	89.9	132.0	147.1
Share of net sales	%	4.4	7.7	9.8	12.9	13.1
Operating profit	EUR million	42.2	46.7	79.7	115.5	126.5
Share of net sales	%	6.5	6.0	8.7	11.3	11.2
Financing income and expenses	EUR million	-11.8	-15.5	-13.2	-11.9	1.7
Income before extraordinary items	EUR million	30.4	31.2	66.6	103.6	128.1
Share of net sales	%	4.7	4.0	7.3	10.1	11.4
Income before extraordinary items after taxes	EUR million	15.8	16.6	43.1	72.1	86.4
Share of net sales	%	2.4	2.1	4.7	7.0	7.7
Extraordinary items	EUR million	—	30.9	3.5	—	69.2
Income after extraordinary items	EUR million	30.4	62.0	70.1	103.6	197.3
Share of net sales	%	4.7	8.0	7.7	10.1	17.5
Income taxes	EUR million	14.6	14.6	23.5	31.4	41.7
Net income	EUR million	15.8	47.5	46.6	72.1	155.8
Share of net sales	%	2.4	6.1	5.1	7.0	13.8
Capital expenditure	EUR million	393.7	27.6	51.0	43.3	198.4
Share of net sales	%	60.2	3.6	5.6	4.2	17.6
Depreciation and amortization	EUR million	38.8	44.6	41.9	39.9	42.8
Recearch and development expenses	EUR million	39.7	53.3	63.8	66.6	83.4
Share of net sales	%	6.1	6.9	7.0	6.5	7.4
Dividends	EUR million	14.2	16.1	24.0	28.9	228.1*
Shareholders' equity and minority interest	EUR million	423.7	445.6	473.2	522.6	653.1
Interest-bearing net debt	EUR million	264.4	296.0	225.5	185.0	103.1
Total assets	EUR million	925.8	945.1	940.7	965.6	1,107.1
Return on investment (ROI)%		10.2	6.6	10.8	16.0	17.7
Return on equity (ROE)%		4.2	3.8	9.5	14.6	14.8
Equity Ratio	%	46.0	47.1	50.3	54.1	59.3
Gearing	%	62.4	67.0	48.1	35.7	15.9
Average number of employees		4,513	5,172	5,205	5,317	5,650

*
proposed by the Board of Directors

Calculation principles of financial ratios

Return on investment (ROI) %	=	Income before extraordinary items
+ interest and other expenses related to interest bearing liabilities
Balance sheet total - treasury shares - non-interest bearing liabilities
		(average during the year)	× 100
Return on equity (ROE) %	=	Income before extraordinary items - income taxes Shareholders' equity - treasury shares + minority interest (average during the year)	× 100
Equity ratio %	=	Shareholders' equity - treasury shares + minority interest Balance sheet total - treasury shares - advances received	× 100
Gearing %	=	Interest bearing net liabilities Shareholders' equity - treasury shares + minority interest	× 100
Market capitalization	=	(Number of shares on December 31 - treasury shares) × Last trading price on December 31
Earnings per share	=	Income before extraordinary items - income taxes -/+ minority interest Adjusted average number of shares without treasury shares
Shareholders' equity per share	=	Shareholders' equity - treasury shares Adjusted number of shares on December 31 without treasury shares
Dividend per share	=	Nominal dividend per share Adjustment coefficients of the share issues that have taken place during or after the year
Payout ratio %	=	Dividend per share Earnings per share	× 100
P/E ratio	=	Adjusted last trading price on December 31 Earnings per share
Dividend yield %	=	Dividend per share Last trading price on December 31	× 100

Auditor's Report

To the Shareholders of Instrumentarium Corporation

        We have audited the accounting, the financial statements and the corporate governance of Instrumentarium Corporation for the financial year 2002. The financial statements, which include the report of the Board of Directors, consolidated and parent company income statement, balance sheet and notes to the financial statements, have been prepared by the Board of Directors and the President and CEO. Based on our audit we express an opinion on these financial statements and on corporate governance.

        We have conducted the audit accordance with Finnish Standards on Auditing. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management as well as evaluating the overall financial statement presentation. The purpose of our audit of corporate governance is to examine that the members of the Board of Directors and the President and CEO have legally complied with the rules of the Companies' Act.

        In our opinion the financial statements have been prepared in accordance with the Accounting Act and other rules and regulations governing the preparation of the financial statements. The financial statements give a true and fair view, as defined in the Accounting Act, of both the consolidated and parent company's result of operations as well as of the financial position. The financial statements with the consolidated financial statements can be adopted and the members of the Board of Directors and the President and CEO of the parent company can be discharged from liability for the period audited by us. The proposal by the Board of Directors regarding the distributable assets is in compliance with the Companies' Act.

Helsinki, February 10, 2003

PricewaterhouseCoopers Oy
Authorised Public Accountants

Heikki Lassila
Authorised Public Accountant

STOCK EXCHANGE RELEASE 22/03
October 22, 2003 at 9:00 am

INSTRUMENTARIUM
INTERIM REPORT FOR JANUARY-SEPTEMBER 2003

Instrumentarium's profit increased for the January-September period.
General Electric's tender offer for the shares and options in
Instrumentarium was closed on October 9, 2003.

•
Net sales EUR 729.8 million (for 2002 period: EUR 772.0 million)

•
Operating profit before non-recurring items and amortization of goodwill EUR 95.0 million (EUR 84.7 million)

•
Income before extraordinary items EUR 77.9 million (EUR 69.6 million)

•
Earnings per share EUR 1.03 (EUR 0.94)

Result of General Electric's tender offer for Instrumentarium

        The minimum condition concerning the acceptance level required for General Electric's tender offer for all shares and options of Instrumentarium Corporation was met during the offer period which closed September 30, 2003. Holders representing approximately 95.7% of the outstanding shares and votes in Instrumentarium, excluding Instrumentarium's own shares, tendered their shares. The options tendered represented approximately 98.2% of the total outstanding options in Instrumentarium. Following the fulfillment of the minimum condition, the acquisition of all tendered shares and options in Instrumentarium was executed on October 9, 2003. General Electric has announced that, related to Instrumentarium's shares, it will make a mandatory redemption offer in accordance with the Finnish Securities Market Act, including the redemption offer required under the Articles of Association of Instrumentarium. General Electric has also initiated compulsory acquisition proceedings in accordance with the Finnish Companies Act to redeem the shares held by other shareholders.

Group net sales and profit

        Instrumentarium's net sales for January-September period were EUR 729.8 million (EUR 772.0 million) which is 5% less than for the same period in the previous year. Net sales in the Anesthesia and Critical Care segment grew 10% primarily due to the Spacelabs Medical acquisition as well as the significant project sales by Medko Medical. Overall, net sales in the Medical Equipment segment were slightly lower than for the corresponding period in the previous year. Net sales of diagnostic imaging equipment were lower than in the previous year, but net sales of infant care products increased. The divestment of operations in the previous year had an effect on the reduction in Group net sales. Additionally, the strengthening of the euro relative to the U.S. dollar, by an average of about 20% for the comparable periods, also had the effect of reducing reported sales.

        Operating profit before non-recurring items and amortization of goodwill was EUR 95.0 million (EUR 84.7 million). Operating profit increased in the Anesthesia and Critical Care segment. However, in the Medical Equipment segment operating profit decreased. The positive impact of the businesses divested in 2002 in the figures for the comparable period slowed down the growth of the group operating profit. Other operating income was a net EUR 10.5 million (EUR 5.4 million) and was mainly related to gains on sale of fixed assets, as well as rental income.

        Income before extraordinary items was EUR 77.9 million (EUR 69.6 million). Non-recurring expenses were EUR 5.9 million (EUR 2.5 million), and comprised restructuring and integration costs related to Spacelabs Medical acquisition. Net financial items were positive at EUR 1.7 million (EUR 0.4 million) due to the positive results of foreign exchange rate hedging.

        Income after extraordinary items was EUR 65.1 million (EUR 67.5 million). Extraordinary expenses, net of taxes, were EUR 12.7 million (EUR 2.1 million), and incurred from costs related to the combination agreement between Instrumentarium and GE. Earnings per share were EUR 1.03 (EUR 0.94).

Development by business segment

Anesthesia and Critical Care

        Net sales for the Anesthesia and Critical Care segment increased 10% and totaled EUR 587.3 million (EUR 533.5 million). The growth was due to the Spacelabs Medical acquisition as well as significant project deliveries by Medko Medical during the first half of the year. Medko Medical accounted for over one third of the growth in net sales of the segment.

        By product area, highest growth in net sales was in patient monitors, due to the Spacelabs Medical acquisition. Net sales of service as well as supplies and accessories also grew. Net sales of both integrated anesthesia workstations and stand-alone anesthesia machines were lower than in the previous year, although sales increased when calculated with comparable foreign exchange rates.

        By market area, net sales increased in North America and Europe. In the Asia-Pacific region, however, net sales were lower than in the previous year. In the United States there was clear growth in sales in local currency by all sales channels: anesthesia, critical care, service and accessories. In critical care, and to some extent also in service and accessory sales, growth was due to the acquisition last year. In Europe, sales growth was largely due to increased sales of both Datex-Ohmeda and Spacelabs Medical patient monitoring products. For the Anesthesia and Critical Care segment, North America accounted for 48% of sales, Europe for 33%, the Asia-Pacific region for 11% and the rest of the world for 8%.

        Operating profit before non-recurring items and amortization of goodwill for the Anesthesia and Critical Care segment was EUR 86.8 million (EUR 70.8 million). The improvement in operating profit was primarily due to the increase in sales as well as relatively slower growth in indirect expenses compared to the growth in sales. Efforts to develop Deio, which offers clinical information management solutions for operating rooms and critical care areas, negatively impacted operating profit of the Anesthesia and Critical Care segment by EUR 4.7 million (EUR 6.5 million).

Medical Equipment

        Net sales in the Medical Equipment segment were EUR 142.3 million (EUR 144.7 million), a decrease of 2% compared to the previous year. The increase in net sales at Ohmeda Medical, offering infant care and suction and oxygen therapy products did not fully compensate for the decline in the net sales of diagnostic imaging equipment by Instrumentarium Imaging and Soredex.

        The combined net sales of Instrumentarium Imaging and Soredex were EUR 81.9 million (EUR 94.4 million), which is 13% less than in the previous year. Sales of dental imaging equipment increased but sales of surgical imaging equipment and, in particular, mammography equipment, were lower than in the previous year. The combined profitability of the diagnostic imaging units decreased overall compared to the previous year and showed a loss. The strengthening of the euro versus the U.S. dollar as well as a weaker market situation clearly impacted the diagnostic imaging business negatively.

        Ohmeda Medical's net sales grew 20% to EUR 60.4 million (EUR 50.4 million). The growth in net sales was mainly due to an increase in sales of infant care products and, in particular, due to the success in sales of the Giraffe Incubator and Giraffe OmniBed. Sales volumes of suction and oxygen therapy products also increased somewhat. Operating profit at Ohmeda Medical grew strongly as a result of the increase in sales.

        In the Medical Equipment segment, operating profit before non-recurring items and amortization of goodwill was EUR 8.6 million (EUR 9.5 million).

Financing

        Net financial items were positive at EUR 1.7 million (EUR 0.4 million) due to a positive result of foreign exchange rate hedging. Interest-bearing net debt totaled EUR 187.6 million (EUR 232.3 million) at the end of the reporting period. Interest-bearing net debt increased by EUR 84.5 million from the beginning of the year. The increase in debt financed the payment of EUR 226.9 million in dividends. Cash generated from operations in the January-September period was EUR 142.3 million (EUR 115.0 million). During the reporting period, working capital was reduced by EUR 55.5 million, primarily through reduction in accounts receivable. Equity ratio was 50% and gearing 41%.

Capital expenditure and R&D efforts

        Research and development efforts were further increased in anesthesia and critical care as well as in diagnostic imaging. The increased costs in anesthesia and critical care were also due to the Spacelabs Medical acquisition. The Group's R&D expenses were EUR 63.8 million (EUR 58.6 million). As shares of sales, R&D expenses amounted to 8% of net sales for anesthesia and critical care, 12% for diagnostic imaging and 5% for infant care and suction and oxygen therapy products.

        The Group's capital expenditure for the period was EUR 11.3 million (EUR 188.0 million). EUR 8.4 million (EUR 16.2 million) was invested in machinery and equipment, EUR 0.6 million (EUR 4.0 million) in buildings and land and EUR 2.3 million (EUR 167.7 million) in shares, intangible rights and other long-term expenditure. Planned depreciation amounted to EUR 29.1 million (EUR 32.0 million).

Own shares

        The Group owned 222,722 own shares at the end of the reporting period. These shares were received between 1999 and 2001 as dividends. The shares are recorded as a long-term investment on the balance sheet at the dividend date acquisition cost of EUR 4.1 million.

Authorizations from the Annual General Meeting

        The Board of Directors of Instrumentarium Corporation does not have authorizations to decide on the purchase or transfer of the Company's own shares, or authorization to increase share capital.

Events after the reporting period

        The Board of Directors of Instrumentarium Corporation decided in its meeting on October 14, 2003 to convene an Extraordinary Shareholders' meeting on November 4, 2003 to consider matters related to amendments to the Articles of Association as well as the composition of the Board of Directors. The Board also resolved to apply for the immediate delisting from the Nasdaq of the ADRs evidencing Instrumentarium shares and to terminate the ADR program.

Prospects to the year-end

        General Electric's tender offer for all the shares and options of Instrumentarium expired September 30, 2003. Following the fulfillment of the minimum condition of the offer, the transaction was executed on October 9, 2003. Related to the transaction, GE has agreed to divest the Spacelabs Medical and Ziehm businesses. As a consequence of the transaction, Instrumentarium Corporation is now a subsidiary of GE Finland. Overall, the prospects to the year-end for the Instrumentarium Group are stable.

INCOME STATEMENT EUR million	7-9/ 2003	7-9/ 2002**	1-9/ 2003	1-9/ 2002**	Change %	1-12/ 2002
Net Sales	238.2	282.4	729.8	772.0	-5	1,126.7
Cost of goods sold	-118.0	-136.5	-363.5	-367.4	-1	-541.9

Gross Profit	120.2	146.0	366.3	404.6	-9	584.8

Selling and marketing expenses	-49.1	-68.0	-148.5	-191.3	-22	-257.0
Research and development expenses	-22.2	-22.1	-63.8	-58.6	+9	-83.4
General and administrative expenses	-22.7	-26.7	-69.6	-75.4	-8	-106.6
Other operating income and expenses, net	6.7	1.1	10.5	5.4	+94	9.3

Operating profit before non-recurring items and amortization of goodwill	33.0	30.4	95.0	84.7	+12	147.1

Non-recurring operating income and expenses, net	0.1	-5.7	-5.9	-2.5	+135	-3.3
Amortization of goodwill	-4.2	-4.6	-12.9	-13.0	-1	-17.4

Operating profit	28.8	20.0	76.1	69.2	+10	126.5

Financing income and expenses, net	-0.4	-1.6	1.7	0.4	+333	1.7

Income before extraordinary items	28.5	18.5	77.9	69.6	+12	128.1

Extraordinary income and expenses, net	-2.8	-2.1	-12.7	-2.1	+492	69.2

Income after extraordinary items	25.6	16.3	65.1	67.5	-3	197.3

Income taxes *	-11.0	-6.6	-28.7	-24.7	+16	-41.7
Minority interest	0.2	0.0	0.7	0.0		0.1

Net income	14.9	9.8	37.2	42.7	-13	155.8

*
Taxes are estimated based on the profit for the period.

**
Certain prior year balances have been reclassified to conform to the current year presentation

The figures in this interim report are unaudited.

DEVELOPMENT BY BUSINESS SEGMENT EUR million	7-9/ 2003	7-9/ 2002**	1-9/ 2003	1-9/ 2002**	Change %	1-12/ 2002**
Net sales
Anesthesia and Critical Care	189.2	197.7	587.3	533.5	+10	809.2
Medical Equipment	48.8	49.3	142.3	144.7	-2	203.9
Other *	0.2	35.4	0.3	93.7	-100	113.5

	238.2	282.4	729.8	772.0	-5	1,126.7

Operating profit
Anesthesia and Critical Care	28.1	26.0	86.8	70.8	+23	131.6
Medical Equipment	2.5	5.0	8.6	9.5	-9	12.8
Other *	2.3	-0.6	-0.5	4.5		2.8

	33.0	30.4	95.0	84.7	+12	147.1

Non-recurring items	0.1	-5.7	-5.9	-2.5	+135	-3.3
Amortization of goodwill	-4.2	-4.6	-12.9	-13.0	-1	-17.4

Operating profit	28.8	20.0	76.1	69.2	+10	126.5

*
Group administration and divested operations

**
Certain prior year balances have been reclassified to conform to the current year presentation

BALANCE SHEET EUR million	Sept. 30, 2003	Sept. 30, 2002	Change %	Dec. 31, 2002
ASSETS
NON-CURRENT ASSETS
Intangible assets
Intangible rights	13.6	14.5	-6	15.5
Goodwill	243.1	279.0	-13	278.7
Other capitalized expenditures	4.4	6.3	-31	4.5

	261.0	299.8	-13	298.8

Tangible assets
Land and water areas	5.1	5.2	-0	5.1
Buildings	48.2	57.3	-16	56.4
Machinery and equipment	34.1	53.3	-36	42.3
Advance payments and assets under construction	2.9	3.0	-4	2.8

	90.4	118.8	-24	106.7

Investments
Shares and holdings in associated companies	0.1	0.2	-66	0.2
Other shares and holdings	15.8	20.7	-24	16.0
Receivables from associated companies	0.1	0.1	+74	0.1
Loans receivable	18.3	19.1	-4	17.9
Treasury shares	4.1	4.1		4.1

	38.3	44.0	-13	38.2

CURRENT ASSETS
Inventories	171.4	226.8	-24	186.7

Deferred tax asset	59.6	44.2	+35	41.0

Receivables
Accounts receivable	235.5	272.3	-14	312.8
Loans receivable	0.4	0.4	-13	1.2
Other receivables	10.6	13.0	-18	23.5
Prepaid expenses and accrued income	29.7	24.4	+21	41.9

	276.1	310.2	-11	379.4

Cash and cash equivalents	28.0	29.1	-4	56.3

TOTAL ASSETS	924.9	1,072.9	-14	1,107.1

BALANCE SHEET EUR million	Sept. 30, 2003	Sept. 30, 2002	Change %	Dec. 31, 2002
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Share capital	97.1	96.4	+1	97.1
Share premium account	65.7	60.6	+8	65.5
Reserve for treasury shares	4.1	4.1		4.1
Other reserves	3.7	5.0	-27	3.6
Retained earnings	249.8	325.8	-23	325.5
Net income for the period	37.2	42.7	-13	155.8

Total shareholders' equity	457.6	534.7	-14	651.5

Minority interest	0.7	0.3	+143	1.6

Provisions	3.8	14.2	-73	9.7

LIABILITIES
Deferred tax liabilities	31.9	15.3	+108	14.0

Long-term liabilities
Loans from financial institutions	149.4	156.8	-5	31.0
Other long-term liabilities	9.2	9.9	-7	9.4

	158.6	166.7	-5	40.3

Short-term liabilities
Loans from financial institutions	54.0	102.9	-48	126.9
Advance payments	7.5	10.1	-26	8.3
Accounts payable	39.4	59.3	-34	60.0
Other short-term liabilities	29.1	20.8	+40	18.2
Accrued liabilities	142.4	148.5	-4	176.7

	272.4	341.6	-20	390.0

Total liabilities	462.8	523.7	-12	444.4

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	924.9	1,072.9	-14	1,107.1

CASH FLOW STATEMENT EUR million	7-9/ 2003	7-9/ 2002	1-9/ 2003	1-9/ 2002	Change %	1-12/ 2002
Cash flow from operating activities
Net income	14.9	9.8	37.2	42.7	-13	155.8
Adjustments to net income	24.0	27.1	74.8	56.6	+32	18.7
Change in working capital	0.1	5.0	55.5	43.0	+29	-6.2

Net cash provided by (used in) operating activities before interests and taxes	39.0	41.9	167.4	142.4	+18	168.3

Interests paid	-1.6	-1.9	-4.1	-5.6	-27	-7.6
Taxes paid	-5.5	-4.2	-21.0	-21.8	-4	-26.3

Net cash provided by (used in) operating activities	31.8	35.8	142.3	115.0	+24	134.3

Cash flow from investing activities
Acquired companies and businesses		-127.8	0.0	-127.8	-100	-128.1
Investments in other non-current assets	-3.0	-23.7	-11.3	-39.0	-71	-49.2
Proceeds from disposition of companies and businesses	-0.4	0.0	3.7	18.0	-79	137.7
Proceeds from sale of other non-current assets	9.4	0.6	12.3	3.0	+305	5.7
Increase (-), decrease (+) in short-term investments		0.2		0.2	-100	0.2
Increase (-), decrease (+) in other long-term investments	-0.2		-0.2	0.0		1.1
Professional fees related to combination agreement	-5.8		-22.3			-2.8

Net cash provided by (used in) investing activities	-0.1	-150.8	-17.7	-145.6	-88	-35.5

Cash flow after investing activities	31.7	-115.0	124.6	-30.6		98.8

Cash flow from financing activities
Dividends paid			-226.9	-28.9	+685	-28.9
Proceeds from issuance of common shares	0.2	0.2	0.2	0.9	-73	6.4
Increase (+), decrease (-) in short-term debt	-28.1	27.4	-43.5	38.2		53.1
Increase (+), decrease (-) in long-term debt	-1.2	101.9	118.4	26.7	+344	-95.5

Net cash provided by (used in) financing activities	-29.0	129.5	-151.8	36.8		-64.9

Net increase (+), decrease (-) in cash and cash equivalents	2.7	14.5	-27.2	6.2		33.9

Cash and cash equivalents at beginning of period	25.5	14.5	56.3	23.8	+137	23.8
Effect of exchange rate changes on cash	-0.2	0.0	-1.1	-0.9	+31	-1.4

Cash and cash equivalents at end of period	28.0	29.1	28.0	29.1	-4	56.3

PER SHARE DATA

EUR	Sept. 30, 2003	Sept. 30, 2002	Change %	Dec. 31, 2002
Earnings per share	1.03	0.94	+10	1.80
Diluted earnings per share	1.00	0.90	+11	1.74
Shareholders' equity per share	9.38	11.06	-15	13.48
Adjusted average number of shares (in thousands)
Excluding diluting effect of stock options	48,301	47,969	+1	47,980
Including diluting effect of stock options	50,019	49,766	+1	49,744
Adjusted number of shares at the end of period (in thousands)	48,330	47,997	+1	48,039

NET SALES BY MARKET AREA

EUR million	1-9/ 2003	1-9/ 2002	Change %	1-12/ 2002
European Union	206.3	274.6	-25	382.5
of which Finland	6.8	70.3	-90	82.1
Rest of Europe	25.2	25.0	+1	37.8
North America	365.6	355.5	+3	532.2
Asia-Pacific	80.3	88.7	-9	123.4
Rest of the world	52.4	28.2	+85	50.7

Total	729.8	772.0	-5	1,126.7

AVERAGE NUMBER OF EMPLOYEES

	1-9/ 2003	1-9/ 2002	Change %	1-12/ 2002
In Finland	1,293	1,998	-35	1,886
Outside Finland	3,799	3,647	+4	3,764

Total	5,092	5,645	-10	5,650

COMMITMENTS AND CONTINGENCIES

EUR million	Sept. 30, 2003	Sept. 30, 2002	Change %	Dec. 31, 2002
On behalf of Instrumentarium	41.4	28.0	+48	46.2
Pension commitments	0.2	0.2	+0	0.3

Total	41.7	28.2	+48	46.5

DERIVATIVE FINANCIAL INSTRUMENTS

        Instrumentarium Group uses derivative contracts to hedge against the exchange rate risks associated with cash flows and balance sheet items denominated in foreign currency. Interest rate risks related to the loan portfolio are hedged by using interest rate derivatives.

	Fair Nominal		Fair Nominal		Fair Nominal
	value	value	value	value	value	value
EUR million	Sept. 30, 2003	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Dec. 31, 2002
Foreign exchange derivatives
Forwards	2.4	198.0	1.6	179.3	11.5	361.6
Options
Purchased	0.0	9.5	0.2	20.3	0.1	40.4
Written	-0.6	35.2	0.0	9.7	0.0	39.2
Interest rate derivatives
Options
Purchased			0.0	0.4

        Unrealized gains and losses in the portfolio of derivative financial instruments are recorded in the income statement under financing income and expenses. Carrying amount of derivative financial instruments equals their fair value.

        Statements other than historical facts made in this release are forward-looking statements. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "are expected to", "will", "will continue", "should", "would be", "seeks", "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risk and uncertainty, because they relate to future events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include among others: 1) increased emphasis on the delivery of more cost-effective medical therapies; 2) the trend of consolidation in the medical device industry as well as among customers; 3) the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes; 4) changes in governmental laws, regulations and accounting standards; 5) other legal factors including product liability, environmental concerns and patent disputes with competitors as well as safety concerns with respect to marketed products that may lead to product recalls, withdrawals or declining sales; 6) agency or government actions or investigations affecting the industry in general or the Group in particular; 7) the development of new products or technologies by competitors, technological obsolescence and other changes in competitive factors; 8) business acquisitions, dispositions, discontinuations or restructurings by the Group; 9) economic factors over which the Group has no control, including growth rates, changes in inflation, foreign currency rates and interest rates; and 10) risk factors specified in the Form 20-F for the years ended December 31, 2002 and earlier.

INSTRUMENTARIUM CORPORATION
The Board of Directors

Further information:
Juhani Lassila, Group Treasurer, tel. +358 10 394 3422

ARTICLES OF ASSOCIATION OF THE COMPANY

This version of the Articles of Association of the Company is an unofficial translation of the Finnish language version registered in the Finnish Trade Register on the date of this Redemption Offer Document. The Board of Directors of the Company has proposed to the Extraordinary Shareholders' Meeting of the Company to be held on November 4, 2003 that Sections 2 and 5 of the Articles of Association of the Company be amended to read as described in the section "Presentation of Instrumentarium—Articles of Association".

§1

        The name of the company is Instrumentarium Oyj, in English Instrumentarium Corporation, and the company's domicile is Helsinki.

§2

        The objects of the company are the manufacturing of and trade in health care, electronic, electrical, metal, and information processing products, pharmaceutical raw materials and products and optical products and materials, as well as other related industrial and commercial activities. The company may engage in these operations on its own or through its subsidiaries or joint enterprises.

§3

        The company's minimum share capital is EUR thirty-five million (35,000,000) and the maximum share capital is EUR one hundred and forty million (140,000,000).

        The shares have no nominal value. The total number of shares in the company may not exceed 80,000,000.

§4

        The company's shares have been incorporated in the book-entry system. The right to receive assets distributed by the company and to subscribe for shares upon the increase of the company's share capital shall be restricted to persons:

  1)
  who have on the record date been entered in the shareholders' register as a shareholder;

  2)
  whose right to receive payments has on the record date been registered in the book-entry account of a registered shareholder and entered in the shareholders' register; or

  3)
  in the case of nominee-registered shares to whose book-entry account the shares have been registered on the record date and whose custodian has been registered in shareholders' register as the custodian of the shares.

§5

        The Board of Directors, comprising at least five and not more than eight members, shall see to the appropriate organization of the company's operations. The term of a member shall expire at the end of the first Annual General Meeting of Shareholders held following his election. Persons who are 67 years or older are ineligible for election on the Board of Directors. The Board of Directors shall elect a Chairman among its members.

§6

        The President and CEO, members of the Board of Directors and persons authorized by the Board of Directors shall sign for the company, any two jointly.

§7

        The company's financial period is a calendar year.

§8

        The Annual General Meeting of Shareholders shall be held annually by the end of April. At the Annual General Meeting, the following shall be presented:

  1)
  the financial statements, which shall include the profit and loss account, the balance sheet, the annual report and the consolidated financial statements;

  2)
  the auditors' report;

        resolved upon:

  3)
  the adoption of the profit and loss account and the balance sheet as well as the consolidated profit and loss account and the consolidated balance sheet;

  4)
  any measures, which are necessitated by the profit or loss confirmed in the balance sheet or in the consolidated balance sheet;

  5)
  granting of discharge from liability to the members of the Board of Directors and the President and CEO;

  6)
  the remuneration of the members of the Board of Directors and the Auditors;

  7)
  the number of members of the Board of Directors;

        elected:

  8)
  the members of the Board of Directors;

        elected, if necessary:

  9)
  one auditor and one deputy auditor, which shall both be authorized by the Central Chamber of Commerce of Finland. No deputy auditor is required if an auditing firm authorized by the Central Chamber of Commerce has been elected as the auditor. The office of the Auditor shall continue until further notice;

  handled:

  10)
  any other matters specified in the notice concerning the meeting.

§9

        Each shareholder that has in advance announced its intention to attend a shareholders' meeting in a manner specified in the notice concerning the meeting shall be entitled to vote thereat.

§10

        The shareholders' meeting shall be held in Helsinki, and the notice shall be published in at least two national Helsinkibased newspapers, to be chosen by the Board of Directors, not later than 17 days before the meeting. The venue of the meeting shall be announced in the notice concerning the meeting.

§11

Redemption Obligation

        A shareholder whose portion of the shares of the company—either individually or jointly with other shareholders as defined below—reaches or exceeds one-third (1/3) or one-half (1/2) (shareholder obligated to redeem) shall redeem the shares of the other shareholders (shareholders entitled to redemption) and the securities that pursuant to the Companies Act entitle to shares of the Company, at their request, as provided in this section.

        When calculating a shareholder's portion of the shares of the company, the calculation shall also include shares that belong to

  •
  a corporation which under the Companies Act belongs to the same group of companies as the shareholder,

  •
  an enterprise that is considered to belong to the same group of companies as the shareholder when the consolidated financial statements are compiled in accordance with the Accounting Act,

  •
  a pension foundation or pension fund of the above-mentioned corporations or enterprises, and

  •
  any non-Finnish corporation or enterprise which would, if it were Finnish, belong to the same group of companies as the shareholder as set out above.

        If the redemption obligation derives from combined holdings, all shareholders obligated to redeem are jointly and severally liable for redeeming the shares of the shareholders entitled to redemption. In such a situation, a redemption claim to one shareholder obligated to redeem is considered to apply to all shareholders obligated to redeem. If holdings by two shareholders reach or exceed the threshold resulting in redemption obligation so as to make both simultaneously obligated to redeem, a shareholder entitled to redemption may claim redemption separately by each shareholder.

        The redemption obligation does not apply to shares or securities entitling to shares that have been acquired by a shareholder requiring redemption after the redemption obligation arose.

Redemption price

        The redemption price of the shares shall be the higher of the following:

  a)
  the volume-weighted average trading price of shares traded on the Helsinki Exchanges during the ten (10) trading days immediately preceding the date on which the company was notified by a shareholder obligated to redeem that it has reached or exceeded the above-mentioned threshold, or, should said notification not have been made or fail to arrive in time, the date on which the Board of Directors of the company became otherwise aware of the said circumstances;

  b)
  the average price weighted by the number of shares that a shareholder obligated to redeem has paid for shares purchased or otherwise acquired during the twelve (12) months immediately preceding the date referred to in item a) above.

        If an acquisition affecting the average price is denominated in a foreign currency, its counter-value is calculated in euros at the exchange rate affirmed for the said currency by the European Central Bank seven (7) days before the date when the Board of Directors informs shareholders that shares can be redeemed.

        What is stated above concerning determination of the redemption price of shares also applies to other securities to be redeemed.

Redemption procedure

        A shareholder obligated to redeem shall notify the Board of Directors of the company in writing at the company's address within seven (7) days of the date when its redemption obligation arose. The notification must include information on the number of shares owned by the shareholder obligated to redeem, and the number and prices of shares purchased or otherwise acquired by the said shareholder within the last twelve (12) months. The notification must be accompanied by an address at which the said shareholder can be reached.

        The Board of Directors must inform shareholders of the redemption obligation within 45 days of receiving the abovementioned notification or, should the said notification not be made or should it fail to arrive in time, of having otherwise become aware of the redemption obligation. The notification must include information on the date on which the redemption obligation arose and the grounds for determining the redemption price in so far as these are known to the Board of Directors, and the due date on which the redemption claim must be made at the latest. The notification to the shareholders shall be given following the procedure for delivering notices concerning meetings as set out in section 10 of the Articles of Association above.

        A shareholder entitled to redemption must claim redemption in writing within 30 days of the publication of the Board of Directors' notification concerning the redemption obligation.

        Redemption claims, which must be addressed to the company, must contain information on the number of shares and other securities subject to the claim. At the same time, a shareholder requiring redemption must supply the company with any share certificates and other documents entitling the holder to shares for surrender to the shareholder obligated to redeem against the redemption price.

        If no claim is made by the due date in the manner described above, the shareholder's right to claim redemption lapses in respect of the redemption situation concerned. A shareholder entitled to redemption is entitled to withdraw its claim until the redemption takes place.

        When the time limit for shareholders entitled to redemption has expired, the Board of Directors shall inform the shareholder obligated to redeem of any redemption claims made.

        A shareholder obligated to redeem shall pay the redemption price, as specified by the company, within 14 days of being informed of the redemption claims made, against the delivery of the shares and securities entitling to shares, or, if the shares to be redeemed have been entered in the book-entry accounts of the shareholders concerned, against a receipt given by the company. In this case, the company must ensure that the redeeming party is immediately entered as the owner of the redeemed shares in the relevant book-entry account.

        Any redemption price not paid in due time shall be subject to a penalty interest of 18 per cent per annum, to be calculated as of the date on which redemption should have taken place at the latest. If the shareholder obligated to redeem has also failed to observe the above provisions concerning the notification obligation, the penalty interest shall be calculated as of the date on which the notification should have been made at the latest.

Other provisions

        The redemption obligation referred to in this section shall not apply to a shareholder who can demonstrate that the threshold resulting in a redemption obligation was reached or exceeded before this provision of the Articles of Association was registered in the Trade Register.

        If the shareholder obligated to redeem fails to observe the provisions of this section, the shares owned by the said shareholder and the shares that are also taken into account when the holding of shares of the company conferring redemption obligation is calculated, as defined above in this section, entitle the holder to vote at shareholders' meetings only to the extent that the votes carried by the said shares correspond to less than one-third (1/3) or, respectively, less than one-half (1/2) of the aggregate number of votes carried by the total number of shares of the company.

        Disputes concerning the above redemption obligation, the right to claim redemption and the redemption price payable shall be settled by arbitration in the company's place of domicile, in accordance with the provisions of the Finnish Act on Arbitration. The arbitration proceedings shall be governed by Finnish law.

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  Exhibit II(o)
STATEMENT BY THE BOARDS OF DIRECTORS OF THE OFFEROR AND GE
THE OFFEROR AND ITS ADVISORS
TABLE OF CONTENTS
TABLE OF CONTENTS FOR ANNEXES
Board of Directors' report
Consolidated income statement
Consolidated cash flow statement
Consolidated balance sheet
Consolidated statements of changes in shareholders' equity
Notes to the financial statements
Parent Company income statement
Parent Company balance sheet
Parent Company statement of changes in shareholders' equity
Shares and shareholders
Share capital and per share data 1998-2002
Financial indicators 1998-2002
Calculation principles of financial ratios
Auditor's Report
INSTRUMENTARIUM CORPORATION The Board of Directors